Exhibit 4.9

EXECUTION

ZAR4,500,000,000

TERM AND REVOLVING CREDIT FACILITIES AGREEMENT

SIBANYE GOLD LIMITED

arranged by

BANK OF CHINA LIMITED JOHANNESBURG BRANCH

FIRSTRAND BANK LIMITED (acting through its Rand Merchant Bank division)

NEDBANK LIMITED

(acting through its Nedbank Capital and Nedbank Corporate divisions)

as Mandated Lead Arrangers

and

ABSA BANK LIMITED (acting through its Absa Capital division)

INVESTEC BANK LIMITED (acting through its Corporate and Institutional Banking Division)

JPMORGAN CHASE BANK, N.A., JOHANNESBURG BRANCH

THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its Corporate and

Investment Banking division)

as Co-Arrangers

with

NEDBANK LIMITED

(acting through its Nedbank Capital division)

as Facility Agent

and

THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1

as Lenders

and

OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED

as Debt Guarantor

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE FACILITIES	33
3.	PURPOSE	33
4.	CONDITIONS OF UTILISATION	34
5.	UTILISATION	35
6.	REPAYMENT	37
7.	PREPAYMENT AND CANCELLATION	38
8.	INTEREST	43
9.	INTEREST PERIODS	44
10.	CHANGES TO THE CALCULATION OF INTEREST	45
11.	FEES	46
12.	TAX GROSS UP AND INDEMNITIES	47
13.	INCREASED COSTS	49
14.	OTHER INDEMNITIES	50
15.	MITIGATION BY THE LENDERS	52
16.	COSTS AND EXPENSES	53
17.	GUARANTEE AND INDEMNITY	54
18.	REPRESENTATIONS	57
19.	INFORMATION UNDERTAKINGS	62
20.	FINANCIAL COVENANTS	67
21.	GENERAL UNDERTAKINGS	68
22.	EVENTS OF DEFAULT	75
23.	CHANGES TO THE LENDERS	80
24.	CHANGES TO THE OBLIGORS	83
25.	ROLE OF THE ARRANGERS	85
26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	85
27.	SHARING AMONG THE FINANCE PARTIES	86
28.	PAYMENT MECHANICS	87
29.	SET-OFF	90
30.	NOTICES	90
31.	CALCULATIONS AND CERTIFICATES	94
32.	PARTIAL INVALIDITY	94
33.	REMEDIES AND WAIVERS	94
34.	AMENDMENTS AND WAIVERS	94
35.	CONFIDENTIALITY	95
36.	FINANCE PARTY RIGHTS	97
37.	RENUNCIATION OF BENEFITS	97
38.	COUNTERPARTS	97
39.	WAIVER OF IMMUNITY	98
40.	SOLE AGREEMENT	98
41.	NO IMPLIED TERMS	98
42.	EXTENSIONS AND WAIVERS	98
43.	INDEPENDENT ADVICE	98
44.	GOVERNING LAW AND JURISDICTION	98
SCHEDULE 1 THE ORIGINAL LENDERS		100
Part I: The Original Facility A Lenders		100
Part II: The Original Facility B Lenders		101
SCHEDULE 2 THE ORIGINAL COMMITMENTS		102
SCHEDULE 3 CONDITIONS PRECEDENT		103
Part I : Initial Conditions Precedent		103
Part II: Conditions Precedent Required to be Delivered by an Additional Obligor		106
SCHEDULE 4 TRANSACTION SECURITY		108

- i -

- ii -

PARTIES:

The Parties to this Agreement are:

(1)	SIBANYE GOLD LIMITED as original borrower;

(2)	BANK OF CHINA LIMITED JOHANNESBURG BRANCH, FIRSTRAND BANK LIMITED (acting through its Rand Merchant Bank division) and NEDBANK LIMITED (acting through its Nedbank Capital and Nedbank Corporate divisions) as mandated lead arrangers (the Mandated Lead Arrangers);

(3)	ABSA BANK LIMITED (acting through its Absa Capital division), INVESTEC BANK LIMITED (acting through its Corporate and Institutional Banking Division), JPMORGAN CHASE BANK, N.A., JOHANNESBURG BRANCH and THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its Corporate and Investment Banking division), as co-arrangers (the Co-Arrangers);

(4)	NEDBANK LIMITED (acting through its Nedbank Capital division) as agent of the other Finance Parties (the Facility Agent);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Lenders) as lenders (the Lenders); and

(6)	OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED (as Debt Guarantor).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1.	Accession Letter means a document substantially in the form set out in Schedule 8 (Form of Accession Letter);

1.1.2.	Accounting Principles means International Financial Reporting Standards as adopted by the International Accounting Standards Board, to the extent applicable to the relevant Financial Statements;

1.1.3.	Addendum to the Cession and Pledge means the addendum to the Cession and Pledge concluded amongst the Original Borrower and the Debt Guarantor on or about the Signature Date;

1.1.4.	Additional Borrower means any Subsidiary of the Original Borrower which becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrowers);

1.1.5.	Additional Guarantor means any Subsidiary of the Original Borrower which becomes an Additional Guarantor in accordance with Clause 24.4 (Additional Guarantors);

1.1.6.	Additional Obligor means an Additional Borrower or an Additional Guarantor;

1.1.7.	Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

1.1.8.	Agreed Immovable Properties means the immovable properties owned by the Original Borrower comprising the Driefontein mining operations, as set out in the list delivered pursuant to condition 4.7 of Schedule 3 (Conditions Precedent);

1.1.9.	Agreement means this Term and Revolving Credit Facilities Agreement and its Schedules;

1.1.10.	Annual Financial Statements has the meaning given to that term in Clause 19 (Information Undertakings);

1.1.11.	Arrangers means the Mandated Lead Arrangers and the Co-Arrangers;

1.1.12.	Auditors means as at the Signature Date KPMG, and otherwise one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or alternatively any other firm approved in advance by the Facility Agent (acting reasonably);

1.1.13.	Authorisation means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation, lodgement or registration;

1.1.14.	Availability Period means, subject to Clause 4.1 (Initial conditions precedent):

1.1.14.1.	in relation to Facility A, the period commencing on the Effective Date and ending on the earlier of:

1.1.14.1.1.	the date on which Facility A is cancelled in accordance with this Agreement; and

1.1.14.1.2.	the date falling 30 (thirty) days after the Effective Date; and

1.1.14.2.	in relation to Facility B, the period commencing on the Effective Date and ending on the earlier of:

1.1.14.2.1.	the date on which Facility B is cancelled in accordance with this Agreement; and

1.1.14.2.2.	the date falling 1 (one) Month prior to the Final Repayment Date;

1.1.15.	Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

1.1.15.1.	the amount of its participation in any outstanding Loans under that Facility; and

1.1.15.2.	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date;

1.1.16.	Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility;

1.1.17.	Base Rate means, in relation to the determination of the rate of interest for any Interest Period:

1.1.17.1.	in respect of which the relevant Interest Period is 1 (one) Month, 1 (one) month JIBAR;

1.1.17.2.	in respect of which the relevant Interest Period is 3 (three) Months, 3 (three) month JIBAR; and

1.1.17.3.	in respect of which the relevant Interest Period is 6 (six) Months, 6 (six) month JIBAR,

each in relation to the relevant Loan; provided that for any Broken Period the Base Rate shall be determined in accordance with the following formula:

r = r1 + (t-t1) x (r2-r1) / (t2-t1)

Where:

r	=	the Base Rate to be determined;

r1	=	the JIBAR rate for the period closest to but less than the Broken Period plus, if this would result in r1 being equal to the JIBAR Overnight Deposit Rate, 0,01%;

r2	=	the JIBAR Rate for the period closest to but greater than the Broken Period;

t1	=	the number of days applicable to the period for which r1 is quoted on the first day of the Broken Period;

t2	=	the number of days applicable to the period for which r2 is quoted on the first day of the Broken Period; and

t	=	the number of days in the Broken Period;

1.1.18.	Borrower means:

1.1.18.1.	the Original Borrower; and/or

1.1.18.2.	any Additional Borrower,

which in each case has not ceased to be a Borrower in accordance with Clause 24.3 (Resignation of a Borrower);

1.1.19.	Breakage Costs means the amount (if any) by which:

1.1.19.1.	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

1.1.19.2.	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Johannesburg Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

1.1.20.	Breakage Gains means the amount (if any) by which the amount referred to in Clause 1.1.19.2 exceeds the amount referred to in Clause 1.1.19.1;

1.1.21.	Broken Period means, in relation to a Loan, the final Interest Period of that Loan, in each case only to the extent it is:

1.1.21.1.	if a 1 (one) Month Interest Period is selected, less than 30 (thirty) days; or

1.1.21.2.	if a 3 (three) Month Interest Period is selected, less than 91 (ninety-one) days;

1.1.21.3.	if a 6 (six) Month Interest Period is selected, less than 180 (one-hundred and eighty) days;

1.1.22.	Business Day means a day (other than a Saturday, a Sunday or official public holiday in South Africa within the meaning of the Public Holidays Act, 1994) on which banks are open for general business in Johannesburg;

1.1.23.	Cession and Pledge means the cession and pledge in security entered into between the Debt Guarantor and the Original Borrower on or about 22 August 2013 pursuant to which, inter alia, the Original Borrower has pledged all of the shares held by it in Shared Services Pty Ltd (Pledged Shares) and ceded in securitatem debiti all of its rights, title and interest in and to the Pledged Shares and shareholder claims against Shared Services Pty Ltd, in favour of the Debt Guarantor as security for its obligations under the Finance Documents to which it is a party, as amended by the Addendum to the Cession and Pledge;

1.1.24.	Cession in Security means the cession in security entered into among the Debt Guarantor and the Original Borrower on or about 22 August 2013 pursuant to which the Original Borrower has ceded in securitatem debiti all of its rights, title and interest in and to, inter alia, the Indemnity Agreement, certain material contracts identified in the Cession in Security, bank accounts, certain Insurance Policies and insurance proceeds in favour of the Debt Guarantor;

1.1.25.	Cession in Security (Insurances) means the Cession in Security entered into among the Debt Guarantor and the Original Borrower on or about 22 October 2013 pursuant to which the Original Borrower has ceded in securitatem debiti all of its rights, title and interest in and to, inter alia, certain Insurance Policies referred to therein and insurance proceeds in relation to those Insurance Policies in favour of the Debt Guarantor;

1.1.26.	Change of Control means, if any person or group of persons acting in concert gains direct or indirect control of the Original Borrower after the Signature Date.

For the purpose of this Clause 1.1.26:

1.1.26.1.	control means, in relation to the Original Borrower:

1.1.26.1.1.	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

1.1.26.1.1.1.	cast, or control the casting of, more than:

1.1.26.1.1.1.1.	if the shares are not Listed: 50% (fifty percent); or

1.1.26.1.1.1.2.	for so long as the shares are Listed, unless another person or group of persons acting in concert has the power to cast or control the power of casting a higher percentage of such votes, 35% (thirty-five percent), of the maximum number of votes that might be cast at a general meeting of the Original Borrower; or

1.1.26.1.1.2.	appoint or remove all, or the majority, of the directors or other equivalent officers of the Original Borrower; or

1.1.26.1.2.	the holding beneficially and legally of more than 50% (fifty percent) of the issued ordinary share capital of the Original Borrower; and

1.1.26.2.	acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Original Borrower by any of them, either directly or indirectly, to obtain or consolidate control of the Original Borrower;

1.1.27.	Commitment means a Facility A Commitment or a Facility B Commitment;

1.1.28.	Companies Act means the Companies Act, 2008;

1.1.29.	Compliance Certificate means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate);

1.1.30.	Confidential Information means all non-public information relating to the Original Borrower, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

1.1.30.1.	any member of the Group or any of its advisers; or

1.1.30.2.	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its directors, officers, employees or advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

1.1.30.3.	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

1.1.30.4.	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its directors, officers, employees or advisers; or

1.1.30.5.	is known by that Finance Party before the date the information is disclosed to it in accordance with Clauses 1.1.30.1 or 1.1.30.2 above or is lawfully obtained by that Finance Party after that date from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

1.1.31.	Confidentiality Undertaking means a confidentiality undertaking substantially in the form set out in Schedule 6 (Form of Confidentiality Undertaking) hereto;

1.1.32.	Consent Letter means the letter addressed by the Original Borrower to the Debt Guarantor, pursuant to which the Original Borrower consents to the issuing of the Debt Guarantee by the Debt Guarantor;

1.1.33.	Constitutional Documents means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum of incorporation, certificate of incorporation, certificate of change of name, commercial registration certificate or trust deed);

1.1.34.	Counter Indemnity Agreement means the Counter Indemnity Agreement concluded between the Original Borrower and the Debt Guarantor on or about 22 August 2013 and pursuant to which the Indemnifiers (as defined therein) indemnify and hold the Debt Guarantor harmless in respect of claims made against the Debt Guarantor, including claims under the Debt Guarantee, and to which any Additional Guarantor or Additional Borrower may accede in the capacity as Indemnifier (as defined therein) from time to time;

1.1.35.	Coverage Test has the meaning given in Clause 21.17 (Guarantors);

1.1.36.	CP Documents means all of the documents and other evidence listed in Part I of Schedule 3 (Conditions Precedent);

1.1.37.	CP Satisfaction Date means the date of the notice given by the Facility Agent pursuant to Clause 4.1 (Initial conditions precedent);

1.1.38.	Debt Guarantee means the Debt Guarantee issued or to be issued by the Debt Guarantor on or about the Effective Date in favour of the Finance Parties (excluding the Debt Guarantor) for the obligations of the Obligors owed to the Finance Parties under the Finance Documents;

1.1.39.	Debt Guarantor means Opiconsivia Trading 305 (RF) Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2013/013189/07;

1.1.40.	Debt Guarantor Documents means:

1.1.40.1.	the Constitutional Documents of the Debt Guarantor; and

1.1.40.2.	the Debt Guarantor Management Agreement,

and Debt Guarantor Document means, as the context requires, any of them;

1.1.41.	Debt Guarantor Management Agreement means the Debt Guarantor Management Agreement concluded between GMG Trust Company (SA) Proprietary Limited, the Debt Guarantor and the Original Borrower on or about 22 August 2013 and pursuant to which GMG Trust Company (SA) Proprietary Limited is appointed to administer the Debt Guarantor;

1.1.42.	Default means any event specified as an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of any applicable grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) become an Event of Default;

1.1.43.	Discharge Date means the date on which:

1.1.43.1.	all the Facility Outstandings have been fully and unconditionally paid and discharged whether or not as a result of enforcement; and

1.1.43.2.	the Lenders have no commitment, obligations or liability (whether actual or contingent) to lend money or provide other financial accommodation to any Obligor under any Finance Document;

in each case, as confirmed by the Facility Agent (acting on the instructions of all of the Lenders (acting reasonably));

1.1.44.	Disruption Event means either or both of:

1.1.44.1.	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

1.1.44.2.	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

1.1.44.2.1.	from performing its payment obligations under the Finance Documents; or

1.1.44.2.2.	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

1.1.45.	Driefontein Mine means the underground and opencast mining operations of the Original Borrower located in the magisterial district of Oberholzer in Gauteng Province and known as the Driefontein mining operations;

1.1.46.	Driefontein Mortgage Bond means the Mortgage Bond described in paragraph 5 of Schedule 4 (Transaction Security);

1.1.47.	Driefontein Special Notarial Bond means the Notarial Bond described in paragraph 4 of Schedule 4 (Transaction Security);

1.1.48.	Effective Date means the date which is the earlier of:

1.1.48.1.	the CP Satisfaction Date; or

1.1.48.2.	the date on which the first Loan is made under this Agreement;

1.1.49.	Encumbrance means:

1.1.49.1.	any mortgage bond, notarial bond, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person;

1.1.49.2.	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

1.1.49.3.	any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest;

1.1.50.	Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

1.1.50.1.	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

1.1.50.2.	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

1.1.50.3.	land (including, without limitation, land under water);

1.1.51.	Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

1.1.52.	Environmental Law means any applicable law or regulation which relates to:

1.1.52.1.	the pollution or protection of the Environment;

1.1.52.2.	harm to or the protection of human health;

1.1.52.3.	the conditions of the workplace; or

1.1.52.4.	the generation, handling, storage, use, release, emission or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste;

1.1.53.	Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Obligor conducted on or from the properties owned or used by any Obligor;

1.1.54.	Event of Default means any event or circumstance specified as such in Clause 22 (Events of Default);

1.1.55.	Excess Disposal Proceeds has the meaning given in Clause 1.1.118.6;

1.1.56.	Excess Insurance Amount means the proceeds received by an Obligor pursuant to any claim under any Insurance Policy (net of any costs incurred in connection with such claim and/or Taxes incurred, if any) that are in excess of 5% (five percent) of the Consolidated Net Worth as at the most recent Measurement Date, other than any portion of such excess:

1.1.56.1.	in respect of which the Facility Agent has received a written letter signed by the Chief Financial Officer and one other director of the Original Borrower within 6 (six) Months of receipt by the relevant Obligor of the proceeds, confirming that such portion of such excess will be used within 24 (twenty-four) Months of the date of receipt of the relevant proceeds to replace, reinstate and/or repair the relevant asset of a member of the Group in respect of which the relevant insurance claim was made or in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse a member of the Group for any amount applied in replacing, reinstating and/or repairing such assets) (as reasonably determined by the Original Borrower, on the basis of professional advice); and

1.1.56.2.	that are applied substantially in accordance with the terms of and the timelines set out in the letter referred to in Clause 1.1.56.1 to the replacement, reinstatement and/or repair of the assets of a member of the Group or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made (or to reimburse a member of the Group for any amount applied in replacing, reinstating and/or repairing such assets);

1.1.57.	Existing Borrower Facility Agreement means the written agreement entitled “Term and Revolving Facilities Agreement” concluded amongst the Original Borrower, Nedbank Limited (as facility agent) and the lenders thereto on or about 28 November 2012, as amended and restated on or about 22 August 2013;

1.1.58.	Existing Borrower Indebtedness means, in relation to the Original Borrower the indebtedness owing under the Existing Borrower Facility Agreement;

1.1.59.	Existing Lender has the meaning given to that term in Clause 23.1 (Cessions and delegations by the Lenders);

1.1.60.	Ezulwini Mining Company means Ezulwini Mining Company Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2004/028640/07;

1.1.61.	Facility means Facility A or Facility B and Facilities means Facility A and Facility B;

1.1.62.	Facility A means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities);

1.1.63.	Facility A Commitment means:

1.1.63.1.	in relation to an Original Facility A Lender, the amount set out opposite its name under the heading “Facility A Commitment” in Schedule 2 (The Original Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

1.1.63.2.	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.64.	Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan;

1.1.65.	Facility B means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities);

1.1.66.	Facility B Commitment means:

1.1.66.1.	in relation to an Original Facility B Lender, the amount set out opposite its name under the heading “Facility B Commitment” in Schedule 2 (The Original Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

1.1.66.2.	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

1.1.67.	Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan;

1.1.68.	Facility Outstandings means, at any time, the aggregate of all amounts of principal, accrued and unpaid interest and all and any other amounts due and payable to the Finance Parties under the Finance Documents including, without limitation, any claim for damages or restitution and any claim as a result of any recovery by an Obligor of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings;

1.1.69.	Fee Letter means any letter or letters dated on or about the Signature Date between the Arrangers (or any of them) and the Original Borrower (or the Facility Agent and the Original Borrower) setting out any of the fees referred to in Clause 11 (Fees);

1.1.70.	Final Repayment Date means the date falling on the 3rd (third) anniversary of the First Utilisation Date;

1.1.71.	Finance Documents means:

1.1.71.1.	this Agreement;

1.1.71.2.	the Debt Guarantee;

1.1.71.3.	the Counter Indemnity Agreement;

1.1.71.4.	the Security Documents;

1.1.71.5.	the Indemnity Agreement;

1.1.71.6.	the Consent Letter;

1.1.71.7.	the Intercreditor Agreement;

1.1.71.8.	the Debt Guarantor Documents;

1.1.71.9.	any Fee Letter;

1.1.71.10.	any Compliance Certificate;

1.1.71.11.	any Accession Letter;

1.1.71.12.	any Resignation Letter;

1.1.71.13.	any Utilisation Request; and

1.1.71.14.	any other document designated as such by the Facility Agent and the Original Borrower,

it being agreed between the Facility Agent, the Debt Guarantor and the Original Borrower that each document which constitutes a Finance Document pursuant to this Clause 1.1.71, is a “Finance Document” for purposes of clause 1.1.8.2 of the Counter Indemnity Agreement, and Finance Document means each or any of them (as the context may require);

1.1.72.	Finance Parties means the Mandated Lead Arrangers, the Co-Arrangers, the Facility Agent, each Lender and, upon accession to this Agreement, the Debt Guarantor and Finance Party means, as the context requires, any one of them;

1.1.73.	Financial Covenants means the financial covenants set out in Clause 20.1 (Financial Condition);

1.1.74.	Financial Indebtedness means, without double counting, any indebtedness for or in respect of:

1.1.74.1.	moneys borrowed, or credit granted;

1.1.74.2.	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

1.1.74.3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

1.1.74.4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

1.1.74.5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

1.1.74.6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

1.1.74.7.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

1.1.74.8.	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Final Repayment Date;

1.1.74.9.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

1.1.74.10.	any amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

1.1.74.10.1.	used primarily as a method of raising credit; or

1.1.74.10.2.	not made in the ordinary course of business;

1.1.74.11.	any agreement or option to reacquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

1.1.74.12.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in Clauses 1.1.74.1 to 1.1.74.9 above;

1.1.75.	Financial Statements has the meaning given to that term in Clause 19 (Information Undertakings);

1.1.76.	Financial Year means the annual accounting period of the Obligors ending on 31 December in each year;

1.1.77.	First Utilisation Date means the date on which the Lenders advance the first Loan under to this Agreement;

1.1.78.	Franco-Nevada Loan the loan owing by Ezulwini Mining Company to Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp., Franco-Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation) and/or any one or more of their respective affiliates;

1.1.79.	Franco-Nevada Loan Agreement means a written gold purchase agreement dated 5 November 2009 concluded amongst Ezulwini Mining Company and Franco-Nevada GLW Holdings Corp., Gold Wheaton Gold Corp. and Franco-Nevada (Barbados) Corporation (previously known as Gold Wheaton (Barbados Corporation) pursuant to which the Franco-Nevada Loan is made available to Ezulwini Mining Company;

1.1.80.	GFL means Gold Fields Limited, a public company duly incorporated under the laws of South Africa with registration number 1968/004880/06;

1.1.81.	Gold One Acquisition means the transaction announced by the Original Borrower in a SENS announcement on 21 August 2013, pursuant to which the Original Borrower may (depending on the fulfilment of certain suspensive conditions set out in the Gold One Agreement), acquire a majority shareholding in Newshelf from Gold One International Limited in exchange for the issuance of shares in the share capital of the Original Borrower;

1.1.82.	Gold One Agreement means the “Merger Agreement” concluded between the Original Borrower, Gold One International Limited and Newshelf on or about 16 August 2013 (as amended), pursuant to which the Original Borrower agrees to acquire a majority shareholding in Newshelf from Gold One International Limited on the terms and subject to the conditions set out therein;

1.1.83.	Gold One Subsidiaries means:

1.1.83.1.	Rand Uranium; and

1.1.83.2.	Ezulwini Mining Company;

1.1.84.	Group means the Original Borrower and each of its Subsidiaries from time to time;

1.1.85.	Guarantor means:

1.1.85.1.	the Original Borrower, with effect from the date upon which any Subsidiary of the Original Borrower becomes an Additional Borrower in accordance with Clause 24.2 (Additional Borrowers);

1.1.85.2.	each Additional Borrower; and

1.1.85.3.	each Additional Guarantor,

unless it has ceased to be a Guarantor in accordance with Clause 24.5 (Resignation of a Guarantor);

1.1.86.	Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

1.1.87.	Indemnity Agreement means the indemnity agreement concluded on or about 20 December 2013 amongst the Original Borrower and the Orogen Bond Guarantors,

pursuant to which the Orogen Bonds Guarantors (other than the Original Borrower) indemnify and hold the Original Borrower harmless from and against any and all liabilities and expenses which may be incurred by the Original Borrower under or in connection with the Orogen Bonds Guarantee;

1.1.88.	Insurance Policies means, all contracts and policies of insurance and re-insurance of any kind which are effected and maintained by or on behalf of the Obligors, save in relation to contracts and policies of insurance and re-insurance relating to any of the following:

1.1.88.1.	directors and officers liability;

1.1.88.2.	corporate travel;

1.1.88.3.	group personal accident policies;

1.1.88.4.	critical illness;

1.1.88.5.	medical malpractice for nurses;

1.1.88.6.	motor insurance;

1.1.88.7.	legal liability policy;

1.1.89.	Intercreditor Agreement means the Intercreditor Agreement concluded or to be concluded between the Facility Agent, the Debt Guarantor and the Lenders on or about the Signature Date;

1.1.90.	Interest Payment Date means, in respect of a Loan, the last day of the Interest Period of that Loan and the Final Repayment Date;

1.1.91.	Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

1.1.92.	JIBAR means, in relation to any Loan:

1.1.92.1.	the applicable Screen Rate; or

1.1.92.2.	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent, at its request, quoted by the Reference Banks to leading banks in the Johannesburg Interbank Market, as of the Specified Time on the Quotation Day for the offering of deposits in ZAR for a period comparable to the Interest Period of the relevant Loan;

1.1.93.	Johannesburg Interbank Market means the South African interbank market;

1.1.94.	JSE means the Johannesburg Stock Exchange, a licensed financial exchange in terms of the Financial Markets Act, 2012, as managed by JSE Limited, a public company duly incorporated in accordance with the laws of South Africa with registration number 2005/022939/06, or any other financial exchange which operates as a successor exchange to the Johannesburg Stock Exchange;

1.1.95.	JSE Listings Requirements means the listings requirements published by the JSE, as amended from time to time;

1.1.96.	Lender means:

1.1.96.1.	any Original Lender; and

1.1.96.2.	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

1.1.97.	Listing means the admission of the ordinary shares of the Original Borrower to listing on the main board of the JSE on or about 11 February 2013 and Listed means the ordinary shares of the Original Borrower being listed on the main board of the JSE;

1.1.98.	Loan means a Facility A Loan or a Facility B Loan;

1.1.99.	Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2⁄3% (sixty six and two thirds of a percent) of the Total Commitments (as reduced or cancelled pursuant to this Agreement);

1.1.100.	Margin means:

1.1.100.1.	in relation to any Facility A Loan:

1.1.100.1.1.	with effect from the First Utilisation Date and whilst the Release Date has not occurred: 2.75% (two comma seven five percent) per annum;

1.1.100.1.2.	if the Release Date has occurred but prior to the Security Release Date: 2.50% (two comma five zero percent) per annum with effect from the Business Day immediately following the Release Date; and

1.1.100.1.3.	if the Security Release Date has occurred: 2.75% (two comma seven five percent) per annum with effect from the Business Day immediately following the Security Release Date,

1.1.100.2.	in relation to any Facility B Loan:

1.1.100.2.1.	with effect from the First Utilisation Date and whilst the Release Date has not occurred: 2.85% (two comma eight five percent) per annum;

1.1.100.2.2.	if the Release Date has occurred but prior to the Security Release Date: 2.60% (two comma six zero percent) per annum with effect from the Business Day immediately following the Release Date; and

1.1.100.2.3.	if the Security Release Date has occurred: 2.85% (two comma eight five percent) per annum with effect from the Business Day immediately following the Security Release Date;

1.1.101.	Material Adverse Effect means a material adverse effect on:

1.1.101.1.	the business, operations, properties, assets or financial condition of the Group taken as a whole;

1.1.101.2.	the ability of any Obligor to perform any of its financial or other material obligations under the Finance Documents; or

1.1.101.3.	the validity or enforceability of any of the Finance Documents, or the effectiveness or ranking of any Transaction Security granted or purported to be granted pursuant to any of the Finance Documents;

1.1.102.	Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

1.1.102.1.	(subject to Clause 1.1.102.3) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

1.1.102.2.	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

1.1.102.3.	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period;

1.1.103.	Mortgage Bond means any first ranking continuing covering mortgage bond in the agreed form registered or to be registered by the relevant Obligor in favour of the Debt Guarantor over the immovable property owned by such Obligor and forming part of the Transaction Security;

1.1.104.	New Lender has the meaning given to that term in Clause 23.1 (Cessions and delegations by the Lenders);

1.1.105.	Newshelf means Newshelf 1114 Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2010/018841/07;

1.1.106.	Notarial Bond means any first ranking continuing covering general notarial bond or special notarial bond registered or to be registered by the relevant Obligor in favour of the Debt Guarantor over movable assets, and in each case forming part of the Transaction Security;

1.1.107.	Obligors means the Original Borrower, the Additional Borrowers and each Guarantor and Obligor means each or any of them (as the context may require);

1.1.108.	Original Borrower means Sibanye Gold Limited, a public company duly incorporated under the laws of South Africa with registration number 2002/031431/06;

1.1.109.	Original Facility A Lender means the persons listed in Part I of Schedule 1 (The Lenders);

1.1.110.	Original Facility B Lender means the persons listed in Part II of Schedule 1 (The Lenders);

1.1.111.	Original Financial Statements means, in relation to the Original Borrower, its consolidated audited financial statements for its Financial Year ended 31 December 2012;

1.1.112.	Original Lenders means:

1.1.112.1.	the Original Facility A Lenders; and

1.1.112.2.	the Original Facility B Lenders,

and Original Lender means, as the context requires, any one of them;

1.1.113.	Orogen Bonds means the US$1,000,000,000 guaranteed bonds issued by Gold Fields Orogen Holding (BVI) Limited, maturing 7 October 2020;

1.1.114.	Orogen Bonds Guarantee means the payment guarantee provided by the Orogen Bonds Guarantors on or about 7 October 2010, pursuant to which each of the Orogen Bonds Guarantors unconditionally and irrevocably guarantees the obligations of Gold Fields Orogen Holding (BVI) Limited under the Orogen Bonds;

1.1.115.	Orogen Bonds Guarantors means collectively, the Original Borrower, Gold Fields Orogen Holding (BVI) Limited, GFL, Gold Fields Operations Limited and Gold Fields Holdings Company (BVI) Limited and Orogen Bonds Guarantor means, as the context requires, any one of them;

1.1.116.	Parties means:

1.1.116.1.	the Original Borrower;

1.1.116.2.	upon accession to this Agreement, any Additional Borrower;

1.1.116.3.	upon accession to this Agreement, any Additional Guarantor;

1.1.116.4.	the Mandated Lead Arrangers;

1.1.116.5.	the Co-Arrangers;

1.1.116.6.	the Debt Guarantor;

1.1.116.7.	the Lenders; and

1.1.116.8.	the Facility Agent,

and Party means, as the context requires, any of them;

1.1.117.	Permitted Acquisition means:

1.1.117.1.	the Gold One Acquisition;

1.1.117.2.	any other acquisition which is not classified as a “Category 1 Transaction” of the Original Borrower in terms of the JSE Listings Requirements;

1.1.118.	Permitted Disposal means any sale, lease, transfer or other disposal:

1.1.118.1.	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group;

1.1.118.2.	by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document;

1.1.118.3.	by an Obligor to another Obligor;

1.1.118.4.	by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor;

1.1.118.5.	by an Obligor to another member of the Group that is not an Obligor on arm’s length terms;

1.1.118.6.	by any member of the Group to any other person, provided that:

1.1.118.6.1.	the higher of the market value or consideration receivable when aggregated with the higher of the market value or the consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in Clauses 1.1.118.1 to 1.1.118.5 and 1.1.118.7) implemented during the 12 (twelve) Month period preceding the date of the implementation of that disposal does not exceed 20% (twenty percent) of the Consolidated Net Worth as at the immediately preceding Measurement Date prior to the date of implementation of the disposal; and

1.1.118.6.2.	the higher of the market value or consideration receivable when aggregated with the higher of the market value or the consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in Clauses 1.1.118.1 to 1.1.118.5 and 1.1.118.7) does not exceed 30% (thirty percent) of the Consolidated Net Worth as at 30 June 2013, in aggregate during the period commencing on the First Utilisation Date and ending on the Final Discharge Date; or

1.1.118.7.	for which the Facility Agent (acting on the instructions of the Majority Lenders) has given its prior written consent;

1.1.119.	Permitted Encumbrance means:

1.1.119.1.	any Encumbrance arising under the Finance Documents;

1.1.119.2.	any Encumbrance in respect of Permitted Indebtedness, other than:

1.1.119.2.1.	prior to the Security Release Date, any Permitted Indebtedness described in Clauses 1.1.120.3, 1.1.120.4, 1.1.120.5 and 1.1.120.8; and

1.1.119.2.2.	after the Security Release Date, any Permitted Indebtedness described in Clauses 1.1.120.4, 1.1.120.5 and 1.1.120.8 and other than any Permitted Indebtedness described in Clause 1.1.120.10 in an amount exceeding (and taking into account any Permitted Encumbrance under Clause 1.1.119.12), ZAR100,000,000 (One Hundred Million Rand) in aggregate at any time;

1.1.119.3.	prior to the occurrence of the Security Release Date, any Encumbrance created prior to the First Utilisation Date which has been disclosed:

1.1.119.3.1.1.	in writing to the Facility Agent prior to the Signature Date; or

1.1.119.3.1.2.	in the Original Financial Statements,

and which only secures indebtedness outstanding or facilities available at the First Utilisation Date if the principal amount or original facility thereby secured is not increased after the First Utilisation Date (irrespective of the amount actually drawn under such original facility as at the First Utilisation Date);

1.1.119.4.	any title transfer or retention arrangement entered into by any Obligor in the normal course of the trading activities and on terms no worse for that Obligor than the standard terms of the relevant supplier;

1.1.119.5.	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

1.1.119.6.	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group which constitutes Permitted Indebtedness, excluding any Encumbrance under a credit support arrangement;

1.1.119.7.	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payment or otherwise) of any Obligor;

1.1.119.8.	any Encumbrance or Quasi-Encumbrance over or affecting any asset acquired by a member of the Group after the First Utilisation Date if:

1.1.119.8.1.1.	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by the member of the Group;

1.1.119.8.1.2.	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the member of the Group; and

1.1.119.8.1.3.	the Encumbrance or Quasi-Encumbrance is removed or discharged within 6 (six) Months of the date of acquisition of such asset, unless such Encumbrance is otherwise permitted to exist in terms of this Clause 1.1.119;

1.1.119.9.	any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the First Utilisation Date (other than the Gold One Subsidiaries), where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

1.1.119.9.1.1.	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

1.1.119.9.1.2.	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

1.1.119.9.1.3.	the Encumbrance or Quasi-Encumbrance is removed or discharged within 6 (six) Months of that company becoming a member of the Group, unless such Encumbrance is otherwise permitted to exist in terms of this Clause 1.1.119;

1.1.119.10.	any Encumbrances or Quasi-Encumbrance securing the indebtedness under the Franco-Nevada Loan pursuant to the agreements in the form delivered to the Facility Agent pursuant to condition 4.2 of Schedule 3 (Conditions Precedent) or in a form no more onerous to the Obligors than the form delivered to the Facility Agent pursuant to condition 4.2 of Schedule 3 (Conditions Precedent);

1.1.119.11.	any Encumbrance or Quasi-Encumbrance arising by operation of the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

1.1.119.12.	prior to the Security Release Date, any Encumbrance or Quasi-Encumbrance over or affecting assets of and/or shares in and/or claims in the Gold One Subsidiaries which is not otherwise permitted under Clauses 1.1.119.11 or 1.1.119.13, where such Encumbrance secures indebtedness which constitutes Permitted Indebtedness;

1.1.119.13.	prior to the Security Release Date, any Encumbrance or Quasi-Encumbrance in respect of or securing indebtedness which does not constitute Financial Indebtedness and which an Obligor is not prohibited from incurring under the Finance Documents and after the Security Release Date, any Encumbrance or Quasi-Encumbrance over assets of an Obligor with a value (as determined by the Original Borrower, acting reasonably) not exceeding ZAR100,000,000 (One Hundred Million Rand), in respect of or securing indebtedness which does not constitute Financial Indebtedness and which an Obligor is not prohibited from incurring under the Finance Documents; and

1.1.119.14.	any Encumbrance over cash standing to the credit of a bank account in an amount equal to the Financial Indebtedness incurred under Clause 1.1.120.9 and securing the Financial Indebtedness referred to in Clause 1.1.120.9;

1.1.119.15.	any other Encumbrance or Quasi-Encumbrance created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

1.1.120.	Permitted Indebtedness means any Financial Indebtedness:

1.1.120.1.	arising under the Finance Documents;

1.1.120.2.	constituted by the Existing Borrower Indebtedness, provided it is repaid and discharged in full using all or a portion of the Utilisations made under this Agreement by no later than the First Utilisation Date;

1.1.120.3.	arising under the Orogen Bonds Guarantee;

1.1.120.4.	between one Obligor and another Obligor;

1.1.120.5.	incurred by an Obligor pursuant to a loan by a member of the Group to that Obligor (other than the Original Borrower) for the purposes of funding the general corporate or working capital requirements of such Obligor provided that the claims of the relevant member of the Group against the Obligor are subordinated on the winding-up or liquidation of the relevant Obligor to the claims of the Finance Parties against such Obligor under the Finance Documents on terms and conditions acceptable to the Facility Agent (acting on the instructions of all Lenders) and provided further that such Financial Indebtedness cannot, by its terms, be repaid if the Facility Agent has taken any steps under Clause 22.18 (Acceleration);

1.1.120.6.	incurred under non-recourse financing arrangements where the creditor has no claim or recourse against any Obligor in respect of that Financial Indebtedness, save for any recourse against the asset financed by that creditor;

1.1.120.7.	arising under any environmental bond, rehabilitation bond or guarantee or any similar arrangement which any member of the Group is required to issue by any applicable Environmental Law;

1.1.120.8.	arising under any derivative transaction which does not have the commercial effect of borrowing entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes (other than any amount which constitutes the marked to market value realised on such derivative transaction that has not been discharged within 2 (two) Business Days of the date on which such amount arose, and other than any amount due as a result of the termination, close-out, restructure or refinancing of that derivate transaction that has not been discharged within 2 (two) Business Days of the date on which such amount arose);

1.1.120.9.	arising under or in connection with a guarantee, bond or escrow arrangement required as a confirmation of certainty of funds available in connection with an offer made or to be made by an Obligor to acquire shares in another person, provided that such Financial Indebtedness has been fully cash-collateralised by the relevant Obligor;

1.1.120.10.	of any Obligor, provided that the Consolidated Gross Borrowings do not exceed:

1.1.120.10.1.	ZAR5,500,000,000 (Five Billion Five Hundred Million Rand) during the period commencing on the First Utilisation Date and ending on the first anniversary of the First Utilisation Date;

1.1.120.10.2.	ZAR5,000,000,000 (Five Billion Rand) during the period commencing on the first day after the first anniversary of the First Utilisation Date and ending on the second anniversary of the First Utilisation Date; and

1.1.120.10.3.	ZAR4,500,000,000 (Four Billion Five Hundred Million Rand) during the period commencing on the first day after the second anniversary of the First Utilisation Date and ending on the third anniversary of the First Utilisation Date; and

1.1.120.11.	created or incurred with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

1.1.121.	Permitted Transferee means any person listed in Schedule 13 (List of Permitted Transferees);

1.1.122.	Quasi-Encumbrance means an arrangement or transaction under which:

1.1.122.1.	an Obligor sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by that or any other Obligor;

1.1.122.2.	an Obligor sells, transfers or otherwise disposes of its receivables on recourse terms; or

1.1.122.3.	money or the benefit of a bank account of an Obligor may be applied, set-off or made subject to a combination of accounts to, against or with that of a person that is not an Obligor,

or any other preferential agreement or arrangement to which an Obligor is a party having a similar effect to that described in Clauses 1.1.122.1 to 1.1.122.3, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness;

1.1.123.	Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period;

1.1.124.	Rand Uranium means Rand Uranium Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2007/007531/07;

1.1.125.	Reference Banks means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Nedbank Limited, Investec Bank Limited and The Standard Bank of South Africa Limited or such other banks as may be appointed by the Facility Agent in consultation with the Original Borrower;

1.1.126.	Release Date means the date on which the Original Borrower is irrevocably and unconditionally released from its obligations as an Orogen Bonds Guarantor in respect of the Orogen Bonds and the Facility Agent has received a legal opinion from legal counsel (acceptable to the Facility Agent) to the Original Borrower confirming that the Original Borrower has irrevocably and unconditionally been released from its obligations as an Orogen Bonds Guarantor in respect of the Orogen Bonds;

1.1.127.	Repayment Date means each of the dates falling 6 (six), 12 (twelve), 18 (eighteen), 24 (twenty-four) and 30 (thirty) Months after the First Utilisation Date and the Final

Repayment Date, provided that if any such date is not a Business Day, then the relevant Repayment Date shall be the next succeeding Business Day unless such next succeeding Business Day falls in the next calendar month, in which event the relevant Repayment Date shall be the immediately preceding Business Day;

1.1.128.	Repayment Instalment means, in respect of Facility A and each Repayment Date, the amount set out alongside such date as set out in the table below:

Repayment Date	Facility A Repayment Instalment

6 Months anniversary of the First Utilisation Date	ZAR	250,000,000

12 Months anniversary of the First Utilisation Date	ZAR	250,000,000

18 Months anniversary of the First Utilisation Date	ZAR	250,000,000

24 Months anniversary of the First Utilisation Date	ZAR	250,000,000

30 Months anniversary of the First Utilisation Date	ZAR	250,000,000

Final Repayment Date	ZAR	750,000,000

Any prepayment of the Facility A Loan in accordance with Clause 7.7 (Voluntary Prepayment of Loans) shall reduce the Repayment Instalments in order of maturity, with the prepayment amount being applied first to the Repayment Instalment due on the immediately following Repayment Date falling after that prepayment, or in such other order as the Original Borrower may notify the Facility Agent in writing by no later than 5 (five) Business Days prior to the relevant Repayment Date;

1.1.129.	Repeating Representations means each of the representations and warranties set out in Clause 18 (Representations) (other than the representations and warranties set out in Clause 18.9 (No filing or stamp taxes), Clause 18.11 (No misleading information) and Clause 18.14 (No proceedings pending or threatened));

1.1.130.	Representative means any representative, delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

1.1.131.	Resignation Letter means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter);

1.1.132.	Restricted Party means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions (target of Sanctions signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

1.1.133.	Retiring Guarantor has the meaning given to it in Clause 17.8 (Release of Guarantors’ right of contribution);

1.1.134.	Rollover Loan means one or more Facility B Loans:

1.1.134.1.	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

1.1.134.2.	the aggregate amount of which is equal to or less than the amount of the maturing Facility B Loan; and

1.1.134.3.	made or to be made to the Borrower for the purpose of refinancing a maturing Facility B Loan;

1.1.135.	Sanctions means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government, (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom, (v) the Republic of France, (vi) the Council of Europe, (vii) the Commonwealth of Australia or (viii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the US Department of Commerce, the United States Department of State, Her Majesty’s Treasury (HMT) and the French Ministry of Finance (together, the Sanctions Authorities);

1.1.136.	Sanctions List means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time;

1.1.137.	Screen Rate means the mid market rate for deposits in ZAR for the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YLD at the applicable time. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Original Borrower and the Lenders;

1.1.138.	Security Documents means all documents and agreements establishing or recording the Transaction Security including, without limitation:

1.1.138.1.	the Cession in Security;

1.1.138.2.	the Cession in Security (Insurances);

1.1.138.3.	the Cession and Pledge;

1.1.138.4.	the Notarial Bonds over movable assets of the Original Borrower (including the Driefontein Special Notarial Bond); and

1.1.138.5.	the Mortgage Bonds (including the Driefontein Mortgage Bonds);

and Security Document means, as the context requires, any one of them;

1.1.139.	Security Release Date means the date on which the Debt Guarantee is cancelled following request by the Original Borrower and all of the Security Release Conditions have been met to the satisfaction of the Facility Agent;

1.1.140.	Security Release Conditions means:

1.1.140.1.	the Release Date has occurred; and

1.1.140.2.	the ratio of Consolidated Gross Borrowings to Consolidated EBITDA in respect of the immediately preceding Measurement Period does not exceed 1.25:1; and

1.1.140.3.	the Facility Agent has received evidence to its satisfaction (including a legal opinion confirming the cancellation and release of the Permitted Encumbrances cancelled and released for purposes of this clause) that all Permitted Encumbrances (other than the Encumbrances forming part of the Transaction Security and other than any Permitted Encumbrance relating to the Franco-Nevada Loan and other than the Encumbrances referred to in Clauses 1.1.119.4 to 1.1.119.9, 1.1.119.11, 1.1.119.13, 1.1.119.14 and 1.1.119.15) over or affecting any asset of any Obligor securing Financial Indebtedness the principal amount of which does not exceed in aggregate ZAR100,000,000 (One Hundred Million Rand) at any time, have been irrevocably cancelled and released;

1.1.141.	Semi-Annual Financial Statements has the meaning given to that term in Clause 19 (Information Undertakings);

1.1.142.	Shared Services Pty Ltd means Sibanye Gold Shared Services Proprietary Limited, a private company duly incorporated under the laws of South Africa with registration number 2002/020775/07 (previously known as Gold Fields Shared Services Proprietary Limited);

1.1.143.	Signature Date means the date of signature of this Agreement by the Party signing it last in time;

1.1.144.	South Africa means the Republic of South Africa;

1.1.145.	Specified Time means a time determined in accordance with Schedule 11 (Timetables);

1.1.146.	Subsidiary means a “subsidiary” as defined in the Companies Act and shall include any person who would, but for not being a “company” under the Companies Act, qualify as a “subsidiary” as defined in the Companies Act;

1.1.147.	Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

1.1.148.	Term means the period commencing on the Effective Date and ending on the Discharge Date;

1.1.149.	Total Commitments means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments, being ZAR4,500,000,000 (Four Billion Five Hundred Million Rand) at the Signature Date;

1.1.150.	Total Facility A Commitments means the aggregate of the Facility A Commitments, being ZAR2,000,000,000 (Two Billion Rand) as at the Signature Date;

1.1.151.	Total Facility B Commitments means the aggregate of the Facility B Commitments, being ZAR2,500,000,000 (Two Billion Five Hundred Million Rand) as at the Signature Date;

1.1.152.	Transaction Security means all security interests granted by any Obligor in favour of the Debt Guarantor and/or the Finance Parties as listed in Schedule 4 (Transaction Security) together with such further security interests as the Debt Guarantor and/or the Finance Parties may from time to time be granted by agreement between the Borrower and the Facility Agent (acting on the instruction of all Lenders) for the obligations of any Obligor under the Finance Documents, and any other Transaction Security granted in favour of the Debt Guarantor and/or the Finance Parties from time to time;

1.1.153.	Transfer has the meaning given to that term in Clause 23.1 (Cessions and delegations by the Lenders);

1.1.154.	Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower;

1.1.155.	Transfer Date means, in relation to a Transfer, the later of:

1.1.155.1.	the proposed Transfer Date specified in the Transfer Certificate; and

1.1.155.2.	the date on which the Facility Agent executes the Transfer Certificate;

1.1.156.	Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;

1.1.157.	Utilisation means a utilisation of a Facility;

1.1.158.	Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made;

1.1.159.	Utilisation Request means a notice substantially in the form set out in Schedule 5 (Form of Utilisation Request);

1.1.160.	VAT means (i) any value added tax as provided for in the Value Added Tax Act, 1991, (ii) any general service tax and (iii) any other tax of a similar nature; and

1.1.161.	ZAR means South African Rand, the lawful currency of South Africa.

1.2.	Financial Definitions

In this Agreement, the accounting expressions set forth below shall bear the following meanings:

1.2.1.	Cash means cash as determined in accordance with the Accounting Principles and for so long as:

1.2.1.1.	that cash is repayable on demand or within 90 (ninety) days after the relevant date of calculation;

1.2.1.2.	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition other than notice or demand therefor (but not exceeding the period of demand referred to in Clause 1.2.1.1);

1.2.1.3.	there is no Encumbrance over that cash other than any Encumbrance forming part of the Transaction Security and other than the Permitted Encumbrance referred to in Clause 1.1.119.14; and

1.2.1.4.	the cash is freely and (except as mentioned in Clause 1.2.1.1) immediately available to be applied in repayment or prepayment of the Facilities;

1.2.2.	Cash Equivalents means, at any time, cash equivalents as determined in accordance with the Accounting Principles, in each case to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time) and which is not issued or guaranteed by any member of the Group or subject to any Encumbrance (other than Transaction Security);

1.2.3.	Consolidated EBITDA means, in respect of any Measurement Period, the consolidated net income of the Group before, without duplication and all as calculated in accordance with the Accounting Principles:

1.2.3.1.	any provision on account of normal, deferred and royalty taxation;

1.2.3.2.	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of indebtedness;

1.2.3.3.	any other interest received or receivable by any member of the Group on any deposit or bank account;

1.2.3.4.	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

1.2.3.5.	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

1.2.3.6.	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

1.2.3.7.	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such associate;

1.2.3.8.	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

1.2.3.9.	any share-based payments;

1.2.3.10.	any other extraordinary or exceptional items; and

1.2.3.11.	any other material non-cash gain or loss that needs to be accounted for under the Accounting Principles;

1.2.4.	Consolidated Gross Borrowings means, at any time, the aggregate amount of all obligations of the members of the Group for or in respect of Financial Indebtedness but excluding (without double counting) (i) any such obligation to any other member of the Group, (ii) the Original Borrower’s obligations as Orogen Bonds Guarantor and (iii) any Financial Indebtedness incurred under Clauses 1.1.120.6 to 1.1.120.8 and 1.1.120.11 Clause of the definition of Permitted Indebtedness;

1.2.5.	Consolidated Net Borrowings means, at any time, the Consolidated Gross Borrowings, but including any Financial Indebtedness incurred under Clauses 1.1.120.6, 1.1.120.8 and 1.1.120.11 and including any Financial Indebtedness under Clause 1.1.120.7 if any demand or claim has been made thereunder, of the definition of Permitted Indebtedness, adjusted to take account of the aggregate amount of Cash and Cash Equivalents held by any member of the Group and so that no amount shall be included or excluded more than once;

1.2.6.	Consolidated Net Finance Charges means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group on any deposit or bank account;

1.2.7.	Consolidated Net Worth means, at any time, the “Total Equity” as reported in the “Consolidated Statement of Changes in Equity” in the latest Annual Financial Statements of the Original Borrower delivered to the Facility Agent pursuant to the Clause 19.3 (Financial Statements);

1.2.8.	EBITDA means, in respect of any member of the Group, in respect of any Measurement Period, the net income of that member of the Group before, without duplication and all as calculated in accordance with the Accounting Principles:

1.2.8.1.	any provision on account of normal, deferred and royalty taxation;

1.2.8.2.	any interest, commission, discounts or other fees incurred or payable, received or receivable by that member of the Group in respect of indebtedness;

1.2.8.3.	any other interest received or receivable by that member of the Group on any deposit or bank account;

1.2.8.4.	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

1.2.8.5.	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

1.2.8.6.	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

1.2.8.7.	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by that member of the Group from such associate;

1.2.8.8.	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

1.2.8.9.	any share-based payments;

1.2.8.10.	any other extraordinary or exceptional items; and

1.2.8.11.	any other material non-cash gain or loss that needs to be accounted for under the Accounting Principles;

1.2.9.	Financial Half Year means the period commencing on the day after the end of a Financial Year and ending on the next Half Year Date;

1.2.10.	Financial Quarter means the period of 3 (three) months ending on each of 31 March, 30 June, 30 September and 31 December of each calendar year;

1.2.11.	Half Year Date means 30 June of each calendar year;

1.2.12.	Measurement Date means the last day of the Original Borrower’s Financial Year and the Half Year Date; and

1.2.13.	Measurement Period means each period of 12 (twelve) months ending on the last day of each of the Original Borrower’s Financial Years occurring after the Signature Date and each period of 12 (twelve) months ending on each Half Year Date occurring after the Signature Date.

1.3.	Construction

1.3.1.	Unless a contrary indication appears, any reference in this Agreement to:

1.3.1.1.	any Mandated Lead Arranger, Co-Arranger, the Facility Agent, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted cessionaries and permitted transferees;

1.3.1.2.	assets includes present and future properties, revenues and rights of every description;

1.3.1.3.	authority includes any court or any governmental, intergovernmental or supranational body, agency, department or any regulatory, self-regulatory or other authority;

1.3.1.4.	a Finance Document or any other agreement or instrument includes (without prejudice to any prohibition on amendments) all amendments (however fundamental) to, or novations of, that Finance Document or other agreement or instrument, including any amendment or novation providing for any increase in the amount of a facility or any additional facility or replacement facility;

1.3.1.5.	the use of the word including followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the eiusdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

1.3.1.6.	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.3.1.7.	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

1.3.1.8.	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.3.1.9.	unconditionally means, in relation to the payment of any amount to a person, where such amount cannot lawfully be required to be repaid or refunded by that person pursuant to the provisions of the Companies Act, 1973, the Companies Act, the Insolvency Act, 1936 or any other law relating to insolvency of general application;

1.3.1.10.	a provision of law is a reference to that provision as amended or re-enacted; and

1.3.1.11.	a time of day is a reference to Johannesburg time.

1.3.2.	Section, Clause and Schedule headings are for ease of reference only.

1.3.3.	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3.4.	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

1.3.5.	If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation Clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document.

1.3.6.	Unless inconsistent with the context, an expression in any Finance Document which denotes the singular includes the plural and vice versa.

1.3.7.	The Schedules to any Finance Document form an integral part thereof and a reference to a Clause or a Schedule is a reference to a Clause of, or a schedule to, this Agreement.

1.3.8.	The rule of construction that, in the event of ambiguity, a contract shall be interpreted against the party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Documents.

1.3.9.	The expiry or termination of any Finance Documents shall not affect those provisions of the Finance Documents that expressly provide that they will operate after any such expiry or termination or which of necessity must continue to have effect after such expiry or termination, notwithstanding that the Clauses themselves do not expressly provide for this.

1.3.10.	The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators of the Parties as fully and effectually as if they had signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, permitted cessionaries, business rescue practitioners or liquidators, as the case may be.

1.3.11.	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

1.3.12.	Unless a contrary indication appears, where any number of days is to be calculated from a particular day, such number shall be calculated as including that particular day and excluding the last day of such period.

1.3.13.	For the purposes of Clause 22.8 (Creditors’ process), Clause 22.10 (Loss of Mining Rights) and Clause 22.12 (Expropriation), a material part of the assets or revenues of an Obligor shall in relation to the relevant Obligor be construed as assets or revenues, as the case may be, which, together with any other assets or revenues of the Group that have been seized, nationalised, expropriated or compulsorily acquired, or affected by any expropriation, attachment, sequestration, distress or execution, after the Signature Date, comprises not less than 10% (ten percent) of the Consolidated EBITDA or gross assets of the Group or assets which contribute not less than 10% (ten percent) towards the Consolidated EBITDA.

1.4.	Third party rights

1.4.1.	Except as expressly provided for in this Agreement or in any other Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a party to that Finance Document.

1.4.2.	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to that Finance Document is not required to rescind or vary that Finance Document at any time except to the extent that the relevant variation or rescission (as the case may be) relates directly to the right conferred upon any applicable third party under a stipulation for the benefit of that party that has been accepted by that third party.

1.5.	Finance Parties’ rights and obligations

1.5.1.	The obligations of each Finance Party under the Finance Documents are separate and independent. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

1.5.2.	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

1.5.3.	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents, save that the Lenders shall, when granting approvals, extensions or waivers under the Finance Documents, or issuing any notices (other than legal notices) or communication pursuant to any Finance Document, act through the Facility Agent.

1.6.	Obligors’ Agent

1.6.1.	Each Obligor (other than the Original Borrower) by its execution of this Agreement or an Accession Letter irrevocably appoints the Original Borrower to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

1.6.1.1.	the Original Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by that Obligor notwithstanding that they may affect that Obligor, without further reference to or the consent of that Obligor; and

1.6.1.2.	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Original Borrower,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

1.6.2.	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Original Borrower or given to the Original Borrower under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Original Borrower and any other Obligor, those of the Original Borrower shall prevail.

1.7.	Acknowledgement of Terms of the Intercreditor Agreement

The Obligors hereby expressly acknowledge the terms of the Intercreditor Agreement and confirm that none of them has any rights or obligations thereunder or in respect thereof.

1.8.	Instructions to Facility Agent

1.8.1.	Unless otherwise expressly stated in this Agreement or any other Finance Document, any action to be taken or expressed to be taken by the Facility Agent under or in respect of this Agreement or any other Finance Document shall be taken by the Facility Agent acting in accordance with the instructions given to it or authority granted to it under the Intercreditor Agreement as read with this Agreement (and the Obligors shall be obliged and entitled to assume without further enquiry that the Facility Agent is acting in accordance with the terms of the Intercreditor Agreement).

1.8.2.	No Obligor shall be obliged, nor entitled, to act in accordance with any notice given to it pursuant to any Finance Document unless such notice is given by the Facility Agent irrespective of the delivery of any conflicting notice by or on behalf of any other Finance Party.

2.	THE FACILITIES

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

2.1.	a ZAR term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

2.2.	a ZAR revolving loan facility in an aggregate amount equal to the Total Facility B Commitments.

3.	PURPOSE

3.1.	Purpose

The Borrower shall apply amounts borrowed by it under the Facilities in the following manner:

3.1.1.	to repay, in full, the Existing Borrower Indebtedness on the First Utilisation Date; and

3.1.2.	the remainder of the Facilities not applied in accordance with Clause 3.1.1, as well as all amounts that become available for redraw under Facility B following a repayment of a Facility B Loan, shall be applied in financing the Group’s ongoing capital expenditure, working capital and general corporate expenditure requirements.

3.2.	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1.	Initial conditions precedent

No Lender shall be obliged to make any Loan under any Facility unless the Facility Agent has confirmed, by notice in writing to the other Finance Parties and the Borrower, that:

4.1.1.	all of the CP Documents have been delivered to the Facility Agent in a form and in substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders (acting reasonably)); or

4.1.2.	to the extent that any CP Documents are not in a form and in substance satisfactory to the Facility Agent (acting on the instructions of all of the Lenders (acting reasonably)) or have not been delivered, the Facility Agent has, pursuant to Clause 4.3 (Waiver or Deferral of Conditions Precedent), waived or deferred delivery of those CP Documents which are not in a form and in substance satisfactory to it or which have not been delivered.

4.2.	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation if, in the opinion of the Facility Agent (acting on the instructions of all of the Lenders (acting reasonably)), on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1.	no Default is continuing or would result from the proposed Utilisation; and

4.2.2.	in relation to the Utilisations made on the First Utilisation Date, all the representations and warranties in Clause 18 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true, accurate and complete in all material respects.

4.3.	Waiver or deferral of conditions precedent

4.3.1.	Satisfaction of any of the conditions set out in Clause 4.1 (Initial Conditions Precedent) and Clause 4.2 (Further Conditions Precedent) may be waived or deferred by the Facility Agent (acting on the instructions of all the Lenders).

4.3.2.	Waiver or deferral of:

4.3.2.1.	the condition of the delivery of any of the CP Documents either at all or in a form and in substance satisfactory to the Facility Agent; or

4.3.2.2.	any of the conditions in any Finance Document,

shall not prejudice the right of the Facility Agent to require subsequent fulfilment of such condition in a written notice to this effect, delivered at the time of such waiver or deferral (as applicable) and, unless otherwise specified in any written notice waiving or deferring fulfilment of such condition, such condition shall be fulfilled by the Borrower within 10 (ten) Business Days of the date of the written notice waiving or deferring fulfilment of such condition.

4.3.3.	The advance of any Loan under any of the Facilities in circumstances where a Lender was not obliged to advance such a Loan because of any condition referred to in or contemplated by Clause 4.1 (Initial Conditions Precedent) or Clause 4.2 (Further Conditions Precedent) not having been satisfied, waived or deferred pursuant to this Clause 4.3 shall constitute a valid advance of such Loan made subject to and in accordance with the provisions of this Agreement and the other relevant Finance Documents.

4.4.	Termination

If the Effective Date has not occurred on or before 13 December 2013, or such later date as may be agreed to in writing between the Facility Agent and the Original Borrower on or before 12 December 2013, then the Facility Agent (acting on the instructions of all the Lenders) shall be entitled to cancel this Agreement and all of the Finance Documents by written notice to the Original Borrower. Such cancellation shall be without prejudice to any Obligor’s obligations under Clause 16 (Costs and Expenses) to pay any costs, fees, expenses or taxes then due and payable provided for therein and the provisions of Clause 25 (Role of the Arrangers), Clause 28 (Payment Mechanics), Clause 30 (Notices) and Clauses 35 (Confidentiality) to 44 (Governing Law and Jurisdiction) shall remain in force for such purpose.

5.	UTILISATION

5.1.	Delivery of a Utilisation Request

A Borrower (or the Original Borrower on its behalf) may utilise a Facility during the Availability Period by delivery to the Facility Agent of a duly completed Utilisation Request by not later than the Specified Time in relation to the proposed Utilisation Date (or such other time as may be agreed to in writing between the Facility Agent (acting on the instruction of all Lenders under a Facility) and the Borrower).

5.2.	Completion of a Utilisation Request

5.2.1.	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1.1.	it identifies the Facility to be utilised;

5.2.1.2.	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

5.2.1.3.	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

5.2.1.4.	it identifies the proposed first Interest Period and that Interest Period complies with Clause 9 (Interest Periods);

5.2.1.5.	it specifies a bank account in South Africa into which the relevant Borrower wishes the proceeds of the Loan be paid into; and

5.2.1.6.	in respect of the Utilisation Requests relating to Loans to be advanced on the First Utilisation Date, the Original Borrower has specified that the proposed amount to be advanced under Facility A is ZAR2,000,000,000 (Two Billion Rand).

5.2.2.	Only 1 (one) Loan may be requested in each Utilisation Request.

5.2.3.	A maximum of 1 (one) Utilisation Request may be delivered under Facility A.

5.2.4.	Only 1 (one) Utilisation Request in relation to Facility B may be outstanding at any point in time and a maximum of 2 (two) Utilisation Requests may be delivered under Facility B in any Month during the Availability Period.

5.3.	Currency and amount

5.3.1.	The currency specified in a Utilisation Request must be ZAR.

5.3.2.	The amount of the proposed Loan must be an amount which is not more than the applicable Available Facility and which is a minimum of ZAR50,000,000 (Fifty Million Rand) or, if less, the applicable Available Facility.

5.3.3.	The proposed Loan together with the aggregate of the relevant Loans still outstanding under the relevant Facility on the proposed Utilisation Date must not exceed the amount available under the relevant Facility.

5.4.	Lenders’ participation

5.4.1.	If the conditions set out in this Agreement in relation to a Utilisation have been met, each Lender shall make its participation in each Loan available by the Utilisation Date, provided that in relation to the Utilisations made on the First Utilisation Date:

5.4.1.1.	the Lenders set out in Column I (the Relevant Lender) shall be deemed to have made the portion of their participation in the Loans under Facility A advanced on the First Utilisation Date set out in Column II available to the Original Borrower on the First Utilisation Date (each a Relevant Amount);

Column I	Column II Facility A
Absa Bank Limited (acting through its Absa Capital division)	ZAR	285,000,000
FirstRand Bank Limited (acting through its Rand Merchant Bank division)	ZAR	250,000,000
JPMorgan Chase Bank, N.A., Johannesburg Branch	ZAR	142,500,000
Nedbank Limited (acting through its Nedbank Capital and Nedbank Corporate divisions)	ZAR	430,000,000
The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking Division)	ZAR	285,000,000
Bank of China Limited Johannesburg Branch	ZAR	100,000,000

5.4.1.2.	and the advance of the Relevant Amount pursuant to Clause 5.4.1.1 shall, notwithstanding anything to the contrary in the Existing Borrower Facility Agreement, be deemed to constitute discharge of the obligations owing by the Original Borrower to the Relevant Lender under the Existing Borrower Facility Agreement in an amount equal to the Relevant Amount applicable to it.

5.4.2.	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3.	The Facility Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case, by the Specified Time, and in respect of the Utilisations on the First Utilisation Date only, the Facility Agent shall notify each Relevant Lender of any amount in excess of the Relevant Amount applicable to it that it is required to advance by electronic fund transfer to the Facility Agent on the First Utilisation Date pursuant to the Utilisation Requests issued by the Original Borrower.

5.5.	Cancellation of Commitment

5.5.1.	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

5.5.2.	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

5.6.	Maximum number of Loans

The Borrower may not deliver a Utilisation Request under Facility B if as a result of the proposed Utilisation (and after consolidation of any Loans pursuant to Clause 9.2 (Consolidation of Facility B Loans) more than 10 (ten) Facility B Loans would be outstanding.

6.	REPAYMENT

6.1.	Repayment of Facility A Loans

6.1.1.	Repayment

The Borrowers shall repay the Facility A Loan to the Lenders in the Repayment Instalments on each Repayment Date such that the Facility Outstandings in respect of Facility A are repaid in full by no later than the Final Repayment Date.

6.1.2.	No Reborrowing

No Borrower may reborrow any part of Facility A which is repaid.

6.2.	Repayment of Facility B Loans

6.2.1.	Repayment

6.2.1.1.	Each Facility B Loan shall be repaid on the earlier of the last day of its then current Interest Period and the Final Repayment Date.

6.2.1.2.	Without prejudice to a Borrower’s obligation under Clause 6.2.1, if one or more Facility B Loans are to be made available to that Borrower:

6.2.1.2.1.	on the same day that a maturing Facility B Loan is due to be repaid by the Borrower; and

6.2.1.2.2.	in whole or in part for the purpose of refinancing the maturing Facility B Loan,

the aggregate amount of the new Facility B Loans shall be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

6.2.1.2.3.	if the amount of the maturing Facility B Loan exceeds the aggregate amount of the new Facility B Loans:

6.2.1.2.3.1.	that Borrower will only be required to pay an amount in cash in ZAR equal to that excess; and

6.2.1.2.3.2.	each Lender’s participation (if any) in the new Facility B Loans shall be treated as having been made available and applied by that Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Facility B Loan and that Lender will not be required to make its participation in the new Facility B Loans available in cash; and

6.2.1.2.4.	if the amount of the maturing Facility B Loan is equal to or less than the aggregate amount of the new Facility B Loans:

6.2.1.2.4.1.	that Borrower will not be required to make any payment in cash; and

6.2.1.2.4.2.	each Lender will be required to make its participation in the new Facility B Loans available in cash only to the extent that its participation (if any) in the new Facility B Loans exceeds that Lender’s participation (if any) in the maturing Facility B Loan and the remainder of that Lender’s participation in the new Facility B Loans shall be treated as having been made available and applied by that Borrower in or towards repayment of that Lender’s participation in the maturing Facility B Loan.

6.2.2.	Reborrowing

Any amounts repaid under Facility B, in accordance with Clause 6.2.1 (Repayment), shall be capable of being re-borrowed during the relevant Availability Period.

7.	PREPAYMENT AND CANCELLATION

7.1.	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

7.1.1.	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

7.1.2.	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3.	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2.	Mandatory prepayment: Change of Control

Upon the occurrence of a Change in Control:

7.2.1.	the Original Borrower shall promptly notify the Facility Agent in writing upon becoming aware of that event;

7.2.2.	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan);

7.2.3.	the Lenders and the Original Borrower shall consult about the Change of Control for a period of 60 (sixty) days after receipt by the Facility Agent of the written notice pursuant to Clause 7.2.1 (the Consultation Period);

7.2.4.	upon the expiry of the Consultation Period (and unless otherwise agreed in writing between the Original Borrower and that Lender):

7.2.4.1.	that Lender shall be entitled to notify the Facility Agent in writing that its Commitments are to be cancelled and that it requires that its participation in all Loans to be repaid;

7.2.4.2.	30 (thirty) Business Days after the Facility Agent has notified the Original Borrower requesting same, the Commitments of that Lender will be immediately cancelled; and

7.2.4.3.	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower (together with all accrued and unpaid interest on each such participation) within 30 (thirty) Business Days after the Facility Agent has notified the Original Borrower requesting same.

7.3.	Mandatory prepayment: insurance proceeds

7.3.1.	The Original Borrower shall notify the Facility Agent in writing (the Insurance Notice) no later than 3 (three) Business Days after an Excess Insurance Amount is determined in accordance with Clause 1.1.56.

7.3.2.	Whether or not the Original Borrower has notified the Facility Agent as contemplated by Clause 7.3.1, and unless otherwise agreed between the Original Borrower and the Facility Agent (acting on the instructions of the Majority Lenders), the Borrowers shall apply the Excess Insurance Amount to prepay the Loans of each Lender by applying the Excess Insurance Amount on the Interest Payment Date immediately following the date on which the Excess Insurance Amount was determined in accordance with Clause 1.1.56:

7.3.2.1.	first, to the repayment of the Facility A Loan until such time as the Facility A Loan (together with accrued and unpaid interest thereon) is repaid in full, by applying the Excess Insurance Amount to the Repayment Instalments in inverse order of maturity; and

7.3.2.2.	thereafter to the repayment of the Facility B Loans (together with accrued and unpaid interest thereon), and the Commitments of the Lenders under Facility B shall be rateably reduced by an equal amount.

7.3.3.	Any such prepayment shall be made with accrued interest on the amount prepaid and, subject to Breakage Costs, without premium or penalty.

7.4.	Mandatory prepayment: disposals

7.4.1.	The Original Borrower shall notify the Facility Agent in writing (the Disposal Notice) no later than 5 (five) Business Days after any Excess Disposal Proceeds are determined.

7.4.2.	Unless otherwise agreed between the Facility Agent (acting on the instruction of the Majority Lenders) and the Original Borrower, the Original Borrower shall apply the Excess Disposal Proceeds to prepay the Loans of each Lender on the Interest Payment Date immediately following the date on which any Excess Disposal Proceeds are determined, by applying the Excess Disposal Proceeds as follows:

7.4.2.1.	first, to the repayment of the Facility A Loan until such time as the Facility A Loan (together with accrued and unpaid interest thereon) is repaid in full, by applying the Excess Disposal Proceeds to the Repayment Instalments in inverse order of maturity;

7.4.2.2.	and thereafter to the repayment of Facility B Loans (together with accrued and unpaid interest thereon), and the Commitments of the Lenders under Facility B shall be rateably reduced by an equal amount.

7.4.3.	Any such prepayment shall be made with accrued interest on the amount prepaid and, subject to Breakage Costs, without premium or penalty.

7.4.4.	For purposes hereof, Excess Disposal Proceeds means any cash consideration received (including any amount received in repayment of intercompany debt or redemption or reduction of shares, all in connection with that disposal) by any Obligor in respect of a disposal envisaged in Clause 1.1.118.6.1 that, after deducting (a) any costs and expenses incurred by such Obligor with respect to that disposal, and (b) any Tax incurred and required to be paid by the seller in connection with that disposal, are in excess of ZAR250,000,000 (Two Hundred and Fifty Million Rand) (the Net Disposal Proceeds), other than any portion of such Net Disposal Proceeds:

7.4.4.1.	in respect of which the Facility Agent has received a written letter signed by the Chief Financial Officer of the Original Borrower and 1 (one) other director of the Original Borrower within 6 (six) Months of receipt by the relevant Obligor of the Net Disposal Proceeds, confirming that such portion of the Net Disposal Proceeds have been committed and will be used to fund capital expenditure of the Group in the ordinary course of business of the Group within 24 (twenty-four) Months of receipt thereof and specifying the capital expenditure to be funded by such Net Proceeds and the timing of such capital expenditure in reasonable detail; and

7.4.4.2.	which proceeds identified in the letter referred to in Clause 7.4.4.1 are used substantially in accordance with the terms of and the timelines set out in the letter referred to in Clause 7.4.4.1 to fund capital expenditure of the Group in the ordinary course of business of the Group within 24 (twenty-four) Months of receipt thereof.

7.5.	Mandatory prepayment: sanctions

If any Obligor:

7.5.1.	breaches the representation and warranty pursuant to Clause 18.22 (Sanctions); or

7.5.2.	fails to comply with the undertakings pursuant to Clause 21.13 (Sanctions),

then:

7.5.3.	any Lender shall be entitled to notify the Facility Agent in writing that its Commitments are to be cancelled and that it requires that its participation in all Loans to be repaid;

7.5.4.	upon the Facility Agent notifying the Original Borrower in writing, the Commitments of that Lender will be immediately cancelled; and

7.5.5.	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower (together with all accrued and unpaid interest on each such participation and any Breakage Costs) within 10 (ten) Business Days (or such later date as agreed between the Original Borrower and that Lender) after the Facility Agent has notified the Original Borrower in accordance with Clause 7.5.4.

7.6.	Voluntary cancellation

During the relevant Availability Period, the Original Borrower may, if it gives the Facility Agent not less than 5 (five) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum aggregate amount of ZAR50,000,000 (Fifty Million Rand) of the relevant Available Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders rateably under that Facility.

7.7.	Voluntary prepayment of Loans

7.7.1.	Subject to Clause 7.8 (Right of repayment and cancellation in relation to a single Lender), the Borrower shall be entitled to voluntarily prepay the Loans under any Facility provided the procedure set out in Clause 7.7.2 has been followed.

7.7.2.	In the event that the Borrower wishes to effect a voluntary prepayment of the Loans, or any part thereof, outstanding under the Facilities, the Borrower shall notify the Facility Agent in writing (the Voluntary Prepayment Notice), not less than 5 (five) Business Days prior to the proposed date (the Voluntary Prepayment Date) of such voluntary prepayment, of the amount (the Voluntary Prepayment Amount) it wishes to voluntarily prepay (if in part, being an amount that reduces the amount of that Loan by a minimum amount of R50,000,000 (Fifty Million Rand) or, if less, the aggregate Facility Outstandings under the relevant Facility) (the Relevant Amount) and the Facility to which the voluntary prepayment is to be applied, provided that no voluntary prepayment may be made by the Borrower if an Event of Default is continuing or if such voluntary prepayment would result in a failure to comply with any of the Financial Covenants at any time after the Voluntary Prepayment Date.

7.7.3.	The Facility Agent shall deliver a copy of the Voluntary Prepayment Notice to the Lenders within 1 (one) Business Day of receipt by the Facility Agent of the Voluntary Prepayment Notice.

7.7.4.	On the Voluntary Prepayment Date, the Borrower shall repay the Facilities by paying the Voluntary Prepayment Amount to the Facility Agent.

7.7.5.	Any prepayment under this Clause 7.7 shall be applied rateably among the participations of all Lenders under the relevant Facility.

7.8.	Right of repayment and cancellation in relation to a single Lender

7.8.1.	If:

7.8.1.1.	any sum payable to any Lender by a Borrower is required to be increased under Clause 12.2.3; or

7.8.1.2.	any Lender claims indemnification from a Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased Costs),

the Original Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

7.8.2.	On receipt of a notice of cancellation referred to in Clause 7.8.1, the Commitment of that Lender shall immediately be reduced to zero.

7.8.3.	On the last day of each Interest Period in relation to a Loan which ends after the Original Borrower has given notice of cancellation under Clause 7.8.1 (or, if earlier, the date specified by the Borrower in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan together with interest and all other amounts accrued under the Finance Documents.

7.9.	Restrictions

7.9.1.	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.9.2.	Any prepayment under this Agreement shall be made together with accrued and unpaid interest on the amount prepaid and, subject to any Breakage Costs or Breakage Gains, without premium or penalty.

7.9.3.	No Borrower may reborrow any part of Facility A which is prepaid.

7.9.4.	Unless a contrary indication appears in this Agreement, any part of Facility B which is repaid may be reborrowed in accordance with the terms of this Agreement.

7.9.5.	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.9.6.	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.9.7.	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Original Borrower or the affected Lender, as appropriate.

7.9.8.	If any Lender elects to be prepaid pursuant to Clause 7.2 (Mandatory prepayment: Change of Control), or Clause 7.5 (Mandatory prepayment: sanctions), the Facility Agent shall promptly notify the other Lenders in writing of the election of that Lender.

7.9.9.	If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Subject to Clauses 7.1, 7.2 and 7.5, any cancellation under this Clause 7.9.9 shall reduce the Commitments of the Lenders rateably under the Facility.

8.	INTEREST

8.1.	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1.	Margin; and

8.1.2.	Base Rate.

8.2.	Payment of interest

The Borrower shall, subject to Clause 8.3 (Default interest), pay accrued interest on each Loan on the last day of each Interest Period.

8.3.	Default interest

8.3.1.	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on that Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2 below, is 2% (two percent) higher than the rate which would have been payable if that Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of that Unpaid Sum for successive Interest Periods, each of a duration of 1 (one) Month.

8.3.2.	Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Facility Agent.

8.3.3.	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

8.3.3.1.	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

8.3.3.2.	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2% (two percent) higher than the rate which would have applied if that Unpaid Sum had not become due.

8.3.4.	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4.	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1.	Selection of Interest Periods

9.1.1.	The Interest Period for Loans made under Facility A shall be 3 (three) Months.

9.1.2.	The Borrower may select an Interest Period of 1 (one) Month, 3 (three) Months or 6 (six) Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan) for a Loan made under Facility B in the Utilisation Request for that Loan.

9.1.3.	If the Borrower fails to specify an Interest Period in the Utilisation Request relating to that Loan, the relevant Interest Period will be 3 (three) Months.

9.1.4.	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

9.1.5.	Each Interest Period for a Loan shall start on the Utilisation Date of that Loan or (if already made) on the last day of its preceding Interest Period.

9.2.	Consolidation of Facility B Loans

9.2.1.	If two or more Interest Periods:

9.2.1.1.	relate to Facility B Loans; and

9.2.1.2.	end on the same date,

those Facility B Loans will be consolidated into, and treated as, a single Facility B Loan on the last day of the current Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1.	Absence of quotations

Subject to Clause 10.2 (Market disruption), if JIBAR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, JIBAR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2.	Market disruption

10.2.1.	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

10.2.1.1.	the Margin; and

10.2.1.2.	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source(s) it may reasonably select.

10.2.2.	In this Agreement Market Disruption Event means:

10.2.2.1.	at or about 12.00 am on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for the relevant Interest Period; or

10.2.2.2.	before close of business in Johannesburg on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from two or more Lenders whose aggregate Commitments under a Facility are greater than 30% (thirty percent) of the Total Commitments under that Facility that the cost to it, or them, as applicable, of obtaining matching deposits in the Johannesburg Interbank Market would be in excess of the Base Rate for the relevant Interest Period.

10.3.	Alternative basis of interest or funding

10.3.1.	Without prejudice to the generality of Clause 10.2.1 (Market disruption), if a Market Disruption Event occurs and the Facility Agent or the Original Borrower so requires, the Facility Agent and the Original Borrower shall enter into negotiations (for a period of not more than 30 (thirty) days) with a view to agreeing a substitute basis for determining the rate of interest.

10.3.2.	Any alternative basis agreed pursuant to Clause 10.3.1 above shall, with the prior consent of all the Lenders and the Original Borrower, be binding on all Parties.

10.4.	Breakage Costs and Breakage Gains

10.4.1.	If any repayment or prepayment of all or any part of a Loan (whether voluntary or mandatory) is made otherwise than on the last day of an Interest Period relative thereto then either:

10.4.1.1.	the relevant Borrower shall pay to the Facility Agent for the account of each Lender participating in that Loan or to whom that Unpaid Sum is owed and in either case which receives such payment or repayment, within 3 (three) Business Days of demand by the Facility Agent (together with a copy of the applicable certificate(s) delivered to the Facility Agent under Clause 10.4.2) a sum equal to the Breakage Costs applicable thereto; or

10.4.1.2.	the relevant Lender realising any Breakage Gains shall, unless such Breakage Gains are realised as a consequence of any prepayment of the relevant Loan due to an Event of Default or a breach by any Obligor of any provision of the Finance Documents, pay to the Borrower within 3 (three) Business Days of demand by that Borrower a sum equal to the Breakage Gains applicable to any prepayment.

10.4.2.	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Breakage Costs or Breakage Gain, as applicable, for any Interest Period in which they accrue.

11.	FEES

11.1.	Commitment fee

11.1.1.	The Original Borrower shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of:

11.1.1.1.	35% (thirty-five percent) of the applicable Margin per annum (excluding VAT) on each Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

11.1.1.2.	35% (thirty-five percent) of the applicable Margin per annum (excluding VAT) on each Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B.

11.1.2.	The accrued commitment fee is payable quarterly in arrear on the last day of each successive period of 3 (three) Months which ends during the relevant Availability Period and on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2.	Non-Refundable Origination fee

The Original Borrower shall pay to each of the Mandated Lead Arrangers and the Co-Arrangers (for its own account) a non-refundable origination fee in the amount and at the times agreed in a Fee Letter.

11.3.	Agency fee

The Original Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.	TAX GROSS UP AND INDEMNITIES

12.1.	Definitions

12.1.1.	In this Agreement:

12.1.1.1.	Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

12.1.1.2.	Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

12.1.1.3.	Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

12.1.1.4.	Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.1.2.	Unless a contrary indication appears, in this Clause 12, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2.	Tax gross-up

12.2.1.	Each Obligor shall make all payments to be made by it free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2.	The Original Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Original Borrower and that Obligor.

12.2.3.	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4.	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5.	Within 30 (thirty) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3.	Tax indemnity

12.3.1.	Each Obligor shall (within three Business Days of demand by the Facility Agent) indemnify each Protected Party against, and shall pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.3.2.	Clause 12.3.1 above shall not apply:

12.3.2.1.	with respect to any Tax assessed on a Finance Party under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

12.3.2.2.	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

12.3.3.	A Protected Party making, or intending to make a claim under Clause 12.3.1 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Original Borrower or relevant Obligor of such claim.

12.3.4.	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4.	Tax Credit

Subject to Clause 26 (Conduct of Business by the Finance Parties), if an Obligor makes a Tax Payment and the relevant Finance Party determines that:

12.4.1.	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

12.4.2.	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5.	Stamp taxes

Each Obligor shall (within 3 (three) Business Days of demand) indemnify each Finance Party against, and shall pay to the relevant Finance Party, any cost, loss or liability that the relevant Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6.	Value added tax

12.6.1.	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Clause 12.6.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.6.2.	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.6.3.	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

13.	INCREASED COSTS

13.1.	Subject to Clause 13.5 (Exceptions), the Original Borrower shall, within 5 (five) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the Signature Date or (ii) compliance with any law or regulation made after the Signature Date.

13.2.	In this Agreement Increased Costs means:

13.2.1.	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

13.2.2.	an additional or increased cost; or

13.2.3.	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.3.	The terms law and regulation in Clause 13.1 above shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

13.4.	Increased cost claims

13.4.1.	A Finance Party intending to make a claim pursuant to Clause 13 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Original Borrower.

13.4.2.	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.5.	Exceptions

13.5.1.	Clause 13 (Increased costs) does not apply to the extent any Increased Cost is:

13.5.1.1.	attributable to a Tax Deduction required by law to be made by an Obligor;

13.5.1.2.	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied); or

13.5.1.3.	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

13.6.	In this Clause 13.5, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1.	The Obligors indemnify each Finance Party against, and shall pay to each Finance Party within 3 (three) Business Days of demand, any cost, loss or liability incurred by that Finance Party as a result of:

14.1.1.	the occurrence of any Default;

14.1.2.	the information produced or approved by any Obligor under or in connection with the Finance Documents being or being alleged to be misleading and/or deceptive in any respect;

14.1.3.	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

14.1.4.	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

14.1.5.	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

14.1.6.	a Loan (or part of a Loan) not being prepaid in accordance with the terms of this Agreement.

14.2.	Each Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

14.3.	Environmental Indemnity

14.3.1.	The Obligors agree to jointly and severally indemnify each Finance Party, each Affiliate of a Finance Party and their respective directors, officers and employees (together, the Indemnified Parties) against any cost, loss, damages or liability (actual or contingent) suffered or incurred by that Indemnified Party (including all legal costs incurred by any Finance Party) (except to the extent solely caused by such Indemnified Party’s own gross negligence or wilful default) which arises, directly or indirectly, as a result of or in connection with:

14.3.1.1.	the provision by the Lenders of the financing provided pursuant to the Finance Documents and/or the purpose for which such financing was utilised;

14.3.1.2.	any litigation commenced against any Indemnified Party arising out of the execution or performance of, or enforcement by the Lenders of any rights under, any Finance Document;

14.3.1.3.	an Environmental Claim;

14.3.1.4.	any actual or alleged violation of any Environmental Laws resulting from, or in connection with, the assets or business of the Obligors and/or any transaction financed or to be financed with the proceeds of any advances made under the Finance Documents;

14.3.1.5.	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Environmental Claim and any other enquiry, investigation, subpoena (or similar order) or litigation in respect of any breach of any Environmental Law that has or is reasonably likely to give rise to a liability for any Finance Party, which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or, in each case, any member of the Group) and which would not have arisen if the Finance Documents or any of them had not been executed by that Finance Party. Any Affiliate or any director, officer or employee of a Finance Party or its Affiliate may rely on this Clause 14.3 as a stipulation for its or his benefit.

14.3.2.	The provisions of Clause 14.3 shall survive an expiration, cancellation or termination of this Agreement for any reason whatsoever.

14.4.	Indemnity to the Facility Agent

Each Obligor shall promptly indemnify the Facility Agent against, and shall pay to the Facility Agent, any cost, loss or liability incurred by the Facility Agent as a result of:

14.4.1.	investigating or taking any other action in connection with any event which it reasonably believes is a Default; or

14.4.2.	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.5.	Indemnity to the Debt Guarantor

14.5.1.	Each Obligor shall promptly indemnify the Debt Guarantor against any cost, loss or liability incurred by the Debt Guarantor as a result of:

14.5.1.1.	the taking, holding, protection or enforcement of the Transaction Security;

14.5.1.2.	the exercise of any of the rights, powers, discretions and remedies vested in the Debt Guarantor by the Finance Documents or by law; or

14.5.1.3.	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

15.	MITIGATION BY THE LENDERS

15.1.	Mitigation

15.1.1.	Each Finance Party shall, in consultation with the Original Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs).

15.1.2.	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2.	Limitation of liability

15.2.1.	The Original Borrower shall promptly indemnify each Finance Party against, and pay to each such Finance Party, all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2.	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably):

15.2.2.1.	any law or regulation would not allow or permit it; or

15.2.2.2.	to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1.	Transaction expenses

The Original Borrower shall within 5 (five) Business Days of demand pay the Facility Agent the amount of all reasonable or necessary documented costs and expenses, including reasonable and agreed legal fees, reasonably incurred by the Facility Agent or the Lenders in connection with the negotiation, preparation, printing, execution and syndication of:

16.1.1.	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

16.1.2.	any other Finance Documents executed after the Signature Date,

provided that no Obligor shall be liable for any cost or expense so incurred (other than relating to the legal fees referred to above) in excess of ZAR20,000 (Twenty Thousand Rand) unless the incurrence of that cost or expense has been approved in writing by the Original Borrower in advance of its incurrence.

16.2.	Amendment costs

16.2.1.	If an Obligor requests an amendment, waiver or consent in relation to any Finance Document, the Original Borrower shall, within 5 (five) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.2.2.	If there is any change in law or any regulation which requires an amendment, waiver or consent under the Finance Documents, the Original Borrower shall, within 5 (five) Business Days of demand, reimburse each Finance Party for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with evaluating, negotiating or complying with any such requirement.

16.3.	Enforcement costs

The Obligors shall be responsible (jointly and severally), within 5 (five) Business Days of demand, for the payment to each Finance Party of the amount of all costs and expenses (including legal fees on the scale as between attorney and own client whether incurred before or after judgment) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Finance Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

16.4.	Administration services fee

The Original Borrower shall pay to GMG Trust Company (SA) Proprietary Limited the administration services fee in connection with the Debt Guarantor in the amount and at the times agreed in a fee letter concluded amongst the Original Borrower and GMG Trust Company (SA) Proprietary Limited.

17.	GUARANTEE AND INDEMNITY

17.1.	Guarantee and indemnity

17.1.1.	Each Guarantor irrevocably and unconditionally jointly and severally, as a principal obligor and not merely as a surety and on the basis of discrete obligations enforceable against it:

17.1.1.1.	guarantees to each Finance Party punctual performance by each Obligor of all that Obligor’s obligations under the Finance Documents;

17.1.1.2.	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

17.1.1.3.	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee.

17.2.	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3.	Reinstatement

If any payment by an Obligor or any discharge, release or arrangement given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced for any reason (including, without limitation, as a result of insolvency, business rescue proceedings, liquidation, winding-up or otherwise):

17.3.1.	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

17.3.2.	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4.	Waiver of defences

The obligations of each Guarantor under Clause 17.1 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under Clause 17.1 (Guarantee and indemnity) (without limitation and whether or not known to it or any Finance Party) including:

17.4.1.	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.4.2.	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.4.3.	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.4.4.	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

17.4.5.	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

17.4.6.	any unenforceability, illegality, invalidity, suspension or cancellation of any obligation of any person under this Agreement or any other Finance Document or any other document or security;

17.4.7.	any insolvency, liquidation, winding-up, business rescue or similar proceedings (including, but not limited to, receipt of any distribution made under or in connection with those proceedings);

17.4.8.	this Agreement or any other Finance Document not being executed by or binding against any other Guarantor or any other party; or

17.4.9.	any other fact or circumstance arising on which a Guarantor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

17.5.	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under Clause 17.1 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) shall, on receipt, apply amounts received by it from any

Guarantor in reduction and pro tanto discharge of the Borrowers’ obligations under the Finance Documents in such manner and order as prescribed in the Finance Documents, or if not so prescribed, in the manner and order it sees fit.

17.7.	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under Clause 17.1 (Guarantee and indemnity):

17.7.1.	to be indemnified by an Obligor;

17.7.2.	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Finance Documents;

17.7.3.	to take the benefit (in whole or in part and whether by way of subrogation, cession of action or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

17.7.4.	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

17.7.5.	to exercise any right of set-off against any Obligor; and/or

17.7.6.	to claim, rank, prove or vote as a creditor or shareholder of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for, or otherwise for the benefit of, the Finance Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 28 (Payment Mechanics).

17.8.	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

17.8.1.	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

17.8.2.	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9.	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.	REPRESENTATIONS

18.1.	Representations

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party.

18.2.	Status

18.2.1.	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

18.2.2.	It has the power to own its assets and carry on its business as it is being conducted.

18.3.	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

18.4.	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security granted by it do not and will not conflict with:

18.4.1.	any law or regulation applicable to it;

18.4.2.	its constitutional documents; or

18.4.3.	any material agreement or instrument binding upon it or any of its assets.

18.5.	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.6.	Validity and admissibility in evidence

All Authorisations required or desirable:

18.6.1.	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable;

18.6.2.	to enable it to lawfully conduct its business where failure to obtain and maintain such Authorisation would, or would reasonably be expected to, result in a Material Adverse Effect;

18.6.3.	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

18.7.	Governing law and enforcement

18.7.1.	The choice of South African law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

18.7.2.	Any judgment obtained in South Africa in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.8.	Tax

18.8.1.	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties, except to the extent that:

18.8.1.1.	payment is being contested in good faith;

18.8.1.2.	it has maintained adequate reserves for those Taxes; and

18.8.1.3.	payment can be lawfully withheld.

18.8.2.	It is not materially overdue in the filing of any Tax returns.

18.8.3.	As at the Signature Date, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.9.	No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to the Finance Documents, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.10.	No default

18.10.1.	As at the Signature Date, the Effective Date and the First Utilisation Date, no Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents nor from its making use of any Utilisation.

18.10.2.	As at any date falling after the First Utilisation Date, no Event of Default is continuing or might reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, the Finance Documents nor from its making use of any Utilisation.

18.10.3.	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.

18.11.	No misleading information

18.11.1.	To the best of its knowledge and belief (having made due enquiry), all written factual information supplied by it to the Finance Parties (or any of them) in connection with the Finance Documents is true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not deliberately misleading in any material respects at such date.

18.11.2.	The financial projections and forecasts contained in the information supplied by it to the Finance Parties have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

18.11.3.	It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of any Lender in considering whether or not to make the Facilities available to the Original Borrower.

18.12.	Financial statements

Its latest Annual Financial Statements were prepared in accordance with the Accounting Principles and such Annual Financial Statements fairly represent it and the Group’s financial condition and operations during the relevant financial period (on a consolidated basis, where applicable).

18.13.	Ranking

18.13.1.	Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

18.13.2.	The Transaction Security granted by it has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Encumbrance.

18.14.	No proceedings pending or threatened

Other than:

18.14.1.	as disclosed in the Original Financial Statements; and

18.14.2.	the potential litigation disclosed in Schedule 12 (Litigation),

no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief, after due enquiry) threatened against it which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

18.15.	Insolvency and Financial Distress

18.15.1.	No:

18.15.1.1.	corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency and business rescue proceedings); or

18.15.1.2.	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of the Original Borrower, threatened in relation to it or any other Obligor; and none of the circumstances described in Clause 22.6 (Insolvency) applies to it or any other Obligor.

18.15.2.	Neither it nor any Obligor is “financially distressed” (as defined in the Companies Act).

18.16.	No breach of laws

18.16.1.	It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

18.16.2.	It has not breached any law or regulation, including but not limited to any Environmental Laws, which breach has or might reasonably be expected to have a Material Adverse Effect.

18.17.	Environmental laws

18.17.1.	Each member of the Group is in compliance with Clauses 21.3 (Environmental Compliance) and 21.4 (Environmental Claims) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or might reasonably be expected to have a Material Adverse Effect.

18.17.2.	It has adopted and complies with an Environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

18.17.3.	No Environmental Claim (not of a frivolous or vexatious nature) has commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or might reasonably be expected if adversely determined to have a Material Adverse Effect.

18.18.	No Encumbrances

18.18.1.	No Encumbrance exists over all or any of its assets except for Permitted Encumbrances.

18.18.2.	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents, other than as a result of a Permitted Encumbrance.

18.19.	Assets

It has good title to or validly leases or licenses all of the assets necessary to carry on its business as presently conducted, to the extent that failure to comply with this requirement could reasonably be expected to have a Material Adverse Effect.

18.20.	Insurances

It maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

18.21.	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance or properties or those of the Group taken as a whole since the date of the most recent Annual Financial Statements delivered pursuant to Clause 19.3 (Financial statements) which change could reasonably be expected to have a Material Adverse Effect.

18.22.	Sanctions

No Obligor, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees, nor to the knowledge of the Obligors, any persons acting on any of their behalf:

18.22.1.	is a Restricted Party; or

18.22.2.	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.23.	Further Assurance

18.23.1.	Each Obligor shall as soon as reasonably possible do all such acts or execute all such documents (including cessions, assignments, transfers, mortgages, charges, notices and instructions) as the Facility Agent may reasonably specify (and in such form as the Facility Agent may reasonably require in favour of the Facility Agent or its nominee(s) or the Debt Guarantor):

18.23.1.1.	to confer upon the Debt Guarantor, or perfect the Encumbrances, created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, cession, assignment or other Encumbrances over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Debt Guarantor, the Facility Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

18.23.1.2.	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

18.23.2.	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Debt Guarantor or the Finance Parties by or pursuant to the Finance Documents.

18.24.	Repetition

18.24.1.	All the representations and warranties in this Clause 18 are made by the Original Borrower on the Signature Date and the Effective Date.

18.24.2.	The Repeating Representations are deemed to be made by each Obligor on:

18.24.2.1.	the date of each Utilisation Request, each Utilisation Date and the first day of each Interest Period; and

18.24.2.2.	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

18.24.3.	Each representation or warranty deemed to be made after the Signature Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	INFORMATION UNDERTAKINGS

19.1.	The undertakings in this Clause 19 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.2.	In this Clause 19:

19.2.1.	Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to Clause 19.3.1;

19.2.2.	Financial Statements means Annual Financial Statements, Semi-Annual Financial Statements, and Quarterly Financial Statements, as applicable;

19.2.3.	Quarterly Financial Statements means the financial statements for a Financial Quarter delivered pursuant to Clause 19.3.3.

19.2.4.	Semi-Annual Financial Statements means the financial statements delivered pursuant to Clause 19.3.2.

19.3.	Financial statements

The Original Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders):

19.3.1.	as soon as the same become available, but in any event within 120 (one hundred and twenty) days after the end of each of its Financial Years:

19.3.1.1.	its audited consolidated financial statements for that Financial Year; and

19.3.1.2.	the audited financial statements of each Obligor for that Financial Year;

19.3.2.	as soon as the same become available, but in any event within 60 (sixty) days after the end of each of its Financial Half Years:

19.3.2.1.	its unaudited consolidated financial statements for that Financial Half Year; and

19.3.2.2.	the unaudited financial statements of each Obligor for that Financial Half Year; and

19.3.3.	as soon as the same become available, but in any event within 60 (sixty) days after the end of each of its Financial Quarters its management accounts for that Financial Quarter.

19.4.	Compliance Certificate

19.4.1.	The Original Borrower shall supply a Compliance Certificate to the Facility Agent with each set of its consolidated Annual Financial Statements and each set of its Semi-Annual Financial Statements, setting out (in reasonable detail) computations as to compliance with Clause 20.1 (Financial condition) and the Coverage Test.

19.4.2.	Each Compliance Certificate shall be signed by 2 (two) directors of the Original Borrower and in relation to the Compliance Certificate delivered together with the consolidated Annual Financial Statements, shall be reported on by the Auditors.

19.5.	Requirements as to financial statements

19.5.1.	Each set of Financial Statements delivered by the Original Borrower pursuant to Clause 19.3 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those Financial Statements were drawn up.

19.5.2.	The Original Borrower shall procure that each set of Financial Statements delivered pursuant to Clause 19.3 (Financial statements) is prepared in accordance with the Accounting Principles.

19.5.3.	The Original Borrower shall procure that each set of Financial Statements of an Obligor delivered pursuant to Clause 19.3 (Financial statements) is prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Financial Statements originally provided to the Facility Agent in respect of that Obligor (the Obligor Original Financial Statements) unless, in relation to any set of Financial Statements, it notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Facility Agent:

19.5.3.1.	a description of any change necessary for those Financial Statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Obligor Original Financial Statements were prepared; and

19.5.3.2.	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20.1 (Financial condition) has been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and the Obligor Original Financial Statements.

Any reference in this Agreement to those Financial Statements shall be construed as a reference to those Financial Statements as adjusted to reflect the basis upon which the Obligor Original Financial Statements were prepared.

19.6.	Information: Miscellaneous

The Original Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

19.6.1.	all documents dispatched by the Original Borrower to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

19.6.2.	promptly upon becoming aware of them, details and copies of any changes proposed to be or made to its constitutional documents or the Constitutional Documents of it or any other Obligor, including the filing of any Memorandum of Incorporation under the Companies Act;

19.6.3.	promptly upon becoming aware of them, a notice notifying the Facility Agent of any winding-up applications, liquidation applications or business rescue applications or litigation, arbitration or administrative proceedings that have been threatened or commenced against any Obligor which, if adversely determined, would be reasonably likely to have a Material Adverse Effect and (if requested by the Facility Agent) promptly provide the details of any such winding-up applications, liquidation applications or business rescue applications or litigation, arbitration or administrative proceedings which are current, threatened or pending against it or any Obligor, and which, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

19.6.4.	promptly, upon request by the Facility Agent, such further information regarding the financial condition, business and operations of it or any Obligor as any Finance Party (through the Facility Agent) may reasonably request;

19.6.5.	promptly, notice of any change in authorised signatories of it or any other Obligor signed by a director or company secretary of it or such other Obligor (as the case may be) accompanied by specimen signatures of any new authorised signatories;

19.6.6.	as soon as reasonably possible, such information as the Facility Agent or the Debt Guarantor may reasonably require about any assets which are the subject of any Encumbrance and compliance by the Obligors with the terms of any Security Documents; and

19.6.7.	promptly, upon request by the Facility Agent, such additional information or documentation as the Facility Agent may reasonably require in order to verify that any signatory referred to in Clause 19.6.5 has been duly authorised.

19.7.	Notification of default

19.7.1.	Each Obligor shall notify the Facility Agent of any Default that is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7.2.	Promptly upon a request by the Facility Agent, the Original Borrower shall supply to the Facility Agent a certificate signed by 2 (two) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.7.3.	At any time after the occurrence of a Default and for so long as it is continuing, upon the request of the Facility Agent, each Obligor shall (at that Obligor’s expense) provide to that person or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

19.8.	Business rescue proceedings

Each Obligor undertakes to deliver written notice to the Facility Agent no later than 5 (five) Business Days prior to the date upon which a board meeting to consider a resolution contemplated under section 129 of the Companies Act is to be held, or if such meeting is to be held at less than 5 (five) Business Days notice, then as soon as reasonably possible. The Obligors further agree that the Facility Agent shall, subject to applicable laws, have the right to be consulted in respect of the appointment of an appropriate business rescue practitioner.

19.9.	“Know your customer” checks

19.9.1.	If:

19.9.1.1.	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signature Date;

19.9.1.2.	any change in the status or name of an Obligor after the Signature Date; or

19.9.1.3.	a proposed Transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such Transfer,

obliges the Facility Agent or any Lender (or, in the case of Clause 19.9.1.3 above, any prospective new Lender) to comply with “know your customer” or similar identification procedures (whether in terms of the Financial Intelligence Centre Act, 2001 or otherwise) or if the internal compliance processes of any Lender prescribe that any information previously obtained, or any identification procedures previously carried out under such procedures, be updated, in each instance in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in Clause 19.9.1.3, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in Clause 19.9.1.3, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.2.	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.9.3.	The Original Borrower shall, by not less than 10 (ten) Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

19.9.4.	Following the giving of any notice pursuant to Clause 19.9.3, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Original Borrower shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor and Additional Borrower.

19.10.	Use of websites

19.10.1.	The Original Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Original Borrower and the Facility Agent (the Designated Website) if:

19.10.1.1.	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

19.10.1.2.	both the Original Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

19.10.1.3.	the information is in a format previously agreed between the Original Borrower and the Facility Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Original Borrower accordingly and the Original Borrower shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Original Borrower shall at its own cost supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

19.10.2.	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Original Borrower and the Facility Agent.

19.10.3.	The Original Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

19.10.3.1.	the Designated Website cannot be accessed due to technical failure;

19.10.3.2.	the password specifications for the Designated Website change;

19.10.3.3.	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

19.10.3.4.	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

19.10.3.5.	the Original Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

19.10.4.	If the Original Borrower notifies the Facility Agent under Clause 19.10.3.1 or Clause 19.10.3.5, all information to be provided by the Original Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.10.5.	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Original Borrower shall at its own cost comply with any such request within 10 (ten) Business Days.

20.	FINANCIAL COVENANTS

20.1.	Financial condition

The Original Borrower shall ensure that for so long as any amount is outstanding under a Loan or any Commitment under the Facilities is in force:

20.1.1.	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1; and

20.1.2.	the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of any Measurement Period shall not exceed 2.5:1.

20.2.	Financial testing

The financial covenants set out in Clause 20.1 (Financial condition) shall be calculated with reference to the Measurement Date falling on the last day of the relevant Measurement Period in accordance with the Accounting Principles and tested by reference to each of the Financial Statements delivered pursuant to Clause 19.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.4 (Compliance Certificate).

20.3.	Dispute resolution

20.3.1.	If the Facility Agent disputes (the Dispute) any of the calculations set out in Clause 20.2 (Financial Testing) (the Calculations), the Facility Agent shall be entitled within 10 (ten) Business Days of notification of the Dispute being provided to the Original Borrower, to appoint an expert valuer agreed between the Facility Agent and the Original Borrower to determine the Calculations and, failing such agreement between the Parties within 3 (three) Business Days, then the Facility Agent shall be entitled to appoint any one of Deloitte and Touche, PricewaterhouseCoopers, KPMG and Ernst & Young or an independent merchant bank to determine the Calculation on the basis that:

20.3.1.1.	the expert valuer shall act as an expert and not an arbitrator in making its determination;

20.3.1.2.	the expert valuer shall be requested to make its determination as speedily as possible, but in any event within 15 (fifteen) Business Days of its appointment;

20.3.1.3.	the expert valuer shall in writing advise the Original Borrower and the Facility Agent of its determination, shall give written reasons for its decision, and shall in such notice provide reasonable detail of its calculations;

20.3.1.4.	any determination by the expert valuer shall, in the absence of manifest error, be final and binding on the Parties; and

20.3.1.5.	the liability for the expert valuer’s costs shall be borne by the Original Borrower unless the expert valuer determines that the Calculations were substantially correct in which event the expert valuer’s costs shall be borne by the Lenders pro rata to their Commitments.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the Signature Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1.	Authorisations

Each Obligor shall (and the Original Borrower shall ensure that each other Obligor will) promptly:

21.1.1.	obtain, comply with and do all that is necessary to maintain in full force and effect; and

21.1.2.	upon written request by the Facility Agent or a Finance Party, supply certified copies to the Facility Agent of,

any Authorisation required under any applicable law to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2.	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations (including, but not limited to, Environmental Law) to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

21.3.	Environmental compliance

Each Obligor shall comply in all material respects with all Environmental Laws and obtain and maintain any Environmental Permits, take all reasonable steps in anticipation of known or expected future changes to or obligations under the Environmental Law or Environmental Permits, and implement procedures to monitor compliance with and to prevent liability under any Environmental Laws, to the extent required by applicable law.

21.4.	Environmental Claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of:

21.4.1.	any Environmental Claim (not of a frivolous or vexatious nature and other than the potential claims set out in Schedule 12 (Litigation)) against it or any other member of the Group which is current, pending or (to the best of its knowledge and belief, after having made due enquiry) threatened; and

21.4.2.	any facts or circumstances which are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature and other than the potential claims set out in Schedule 12 (Litigation)) being commenced or threatened against it, where the claim, if determined against it, has or might reasonably be expected to have a Material Adverse Effect.

21.5.	Environmental Information and Undertakings

21.5.1.	The Original Borrower shall, promptly upon becoming aware of the same, inform the Facility Agent in writing of any material change to the Environmental condition of the Driefontein Mine or its contiguous properties.

21.5.2.	The Original Borrower shall not change the use of the properties on which the Driefontein Mine operates such that the change would increase the risk of release of hazardous substances or cause Environmental contamination that exceeds regulatory limitations.

21.6.	Negative pledge

No Obligor shall create or permit to subsist any Encumbrance or Quasi-Encumbrance over any of its assets other than any Permitted Encumbrance.

21.7.	Disposals

No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, other than a Permitted Disposal.

21.8.	Merger

No Obligor shall, (and the Original Borrower shall ensure that no member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, other than:

21.8.1.	a solvent amalgamation, demerger, merger or corporate reconstruction of any of the Obligors in terms of which:

21.8.1.1.	the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed Obligors;

21.8.1.2.	such amalgamated, demerged, merged and/or reconstructed Obligors will remain members of the Group; and

21.8.1.3.	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect;

21.8.2.	pursuant to a Permitted Disposal; or

21.8.3.	with the prior written consent of the Facility Agent (acting on the instructions of all of the Lenders).

21.9.	Acquisitions

No Obligor shall (and the Original Borrower shall ensure that no member of the Group shall) acquire any company or any shares or securities or a business, assets or undertaking, other than:

21.9.1.	pursuant to a Permitted Acquisition; or

21.9.2.	with the prior written consent of the Facility Agent.

21.10.	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of the business of the Group, being that of a mining business.

21.11.	Financial Indebtedness

No Obligor shall incur or allow to remain outstanding any Financial Indebtedness, other than a Permitted Indebtedness.

21.12.	Insurance

Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies to such an extent and against such risks as is usual for companies engaged in the same or a substantially similar business normally to insure.

21.13.	Sanctions

Notwithstanding any other provision in this Agreement, no Obligor shall (and the Original Borrower shall ensure that no other member of the Group will) permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan to fund any trade, business or other activities (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would reasonably be expected to result in any Obligor, any member of the Group or any Finance Party being in breach of any Sanctions or becoming a Restricted Party.

21.14.	Pari passu ranking

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

21.15.	Tax

21.15.1.	Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties, except to the extent that:

21.15.1.1.	such payment is being contested in good faith;

21.15.1.2.	adequate reserves are being maintained for those Taxes;

21.15.1.3.	such payment can be lawfully withheld.

21.16.	Good title to assets

Each Obligor shall ensure that it has good title to or validly leases or licenses all of the assets necessary, and has all consents and/or authorisations necessary, to carry on its business to the extent that failure to comply with this requirement could reasonably be expected to have a Material Adverse Effect.

21.17.	Guarantors

21.17.1.	Notwithstanding any other provision in any Finance Document, the Original Borrower shall ensure that, by no later than the Signature Date and for the duration of the Term, the aggregate of the EBITDA of the Obligors and the aggregate of the gross assets of the Obligors (excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceed 85% (eighty-five percent) of the Consolidated EBITDA and the consolidated gross assets of the Group, as the case may be (the Coverage Test).

21.17.2.	Compliance with the conditions set out in this Clause 21.17 shall initially be determined by reference to the Original Financial Statements, and upon delivery of any Annual Financial Statements or Semi-Annual Financial Statements, as the case may be, pursuant to Clause 19.3 (Financial statements), with reference to the latest Annual Financial Statements or Semi-Annual Financial Statements, as the case may be, delivered to the Facility Agent pursuant to Clause 19.3 (Financial statements).

21.18.	Obligors

The Original Borrower shall procure that, by no later than the date on which a member of the Group becomes an Obligor (other than the Gold One Subsidiaries) in accordance with Clause 24 (Changes to the Obligors):

21.18.1.	any holder of shares in the relevant Obligor that is a wholly-owned direct or indirect Subsidiary of the Original Borrower, or the Original Borrower if it holds the shares in the relevant Obligor (the Relevant Holder) grants:

21.18.1.1.	if it is not an Obligor, a limited guarantee in form and substance satisfactory to the Facility Agent (limited to the proceeds from enforcement of the cession and pledge in securitatem debiti over the shares and claims ceded and pledged in securitatem debiti pursuant to this Clause 21.18.1.1); and

21.18.1.2.	a cession and pledge in securitatem debiti in favour of the Debt Guarantor over all shares held by the Relevant Holder in the issued share capital of the relevant Obligor and any claims held against the relevant Obligor from time to time substantially in the form of the cession and pledge in securitatem debiti described in paragraph 1 of Schedule 4 (Transaction Security);

21.18.2.	if the relevant Obligor is not a wholly-owned direct or indirect Subsidiary of the Original Borrower:

21.18.2.1.	the member of the Group which is the direct or indirect holder of the shares in such Obligor and which is a wholly owned direct or indirect Subsidiary of the Original Borrower, or the Original Borrower if there is no such Subsidiary:

21.18.2.1.1.	grants, if it is not an Obligor, a limited guarantee in form and substance satisfactory to the Facility Agent (limited to the proceeds from enforcement of the cession and pledge in securitatem debiti over the shares and claims ceded and pledged in securitatem debiti pursuant to this Clause); and

21.18.2.1.2.	grants a cession and pledge in securitatem debiti in favour of the Debt Guarantor over all shares held by it in the issued share capital of the relevant Obligor or, if the relevant Obligor is not held directly by it, over all shares held directly by it in the issued share capital of the company which holds (directly or indirectly) such shares in the relevant Obligor and any claims held against the relevant Obligor or such company from time to time substantially in the form of the cession and pledge in securitatem debiti described in paragraph 1 of Schedule 4; and

21.18.2.2.	shall use its best endeavours to deliver to the Facility Agent the written consent of the other holders of the shares referred to in 21.18.2.1.2 (if required) and a waiver of any pre-emptive or similar rights (if any) that any holders of such shares may have;

21.18.3.	the Facility Agent has received a certified copy of all board and shareholder resolutions (if any) required by the Relevant Holder to enter into the Security Documents creating the Encumbrances described in Clause 21.18.1 and perform its obligations thereunder, in form and substance satisfactory to the Facility Agent (acting on the instructions of all Lenders);

21.18.4.	the Facility Agent has received a legal opinion in form and substance satisfactory to it (acting on the instructions of all Lenders) confirming the capacity and authority of the Relevant Holder to grant the Encumbrances and enter into the Security Documents described in Clause 21.18.1 over the asset and perform its obligations thereunder; and

21.18.5.	the Facility Agent has received a legal opinion in form and substance satisfactory to it (acting on the instructions of all Lenders) confirming the enforceability of the Security Document described in Clause 21.18.1.

21.19.	Gold One Acquisition

21.19.1.	By no later than the date falling 3 (three) Months from the date on which the Gold One Acquisition becomes unconditional in accordance with the Gold One Agreement, the Original Borrower shall:

21.19.1.1.	grant a cession and pledge in securitatem debiti in favour of the Debt Guarantor over all shares held by the Original Borrower in the issued share capital of Newshelf and any claims held against Newshelf from time to time substantially in the form of the cession and pledge in securitatem debiti described in paragraph 1 of Schedule 4 (Transaction Security);

21.19.1.2.	use its best endeavours to procure that each of the Gold One Subsidiaries becomes a party to the Finance Documents as an Additional Guarantor in accordance with the provisions of Clauses 24.2 and 24.4 respectively and for this purpose, the Majority Lenders hereby consent to the Gold One Subsidiaries becoming a party to this Agreement as an Additional Guarantor;

21.19.1.3.	procure that the Facility Agent has received a certified copy of all board and shareholder resolutions (if any) required by the Original Borrower to enter into the Security Documents creating the Encumbrances described in Clauses 21.19.1.1 and 21.19.1.2 and perform its obligations thereunder, in form and substance satisfactory to the Facility Agent (acting on the instructions of all Lenders);

21.19.1.4.	procure that the Facility Agent has received a legal opinion in form and substance satisfactory to it (acting on the instructions of all Lenders) confirming the capacity and authority of the Original Borrower to grant the Encumbrances and enter into the Security Document described in Clause 21.19.1.1 over the shares and claims and perform its obligations thereunder; and

21.19.1.5.	procure that the Facility Agent has received a legal opinion in form and substance satisfactory to it (acting on the instructions of all Lenders) confirming the enforceability of the Security Document described in Clauses 21.19.1.1.

21.20.	Driefontein Mortgage Bond and Driefontein Special Notarial Bond

The Original Borrower shall ensure that the Driefontein Mortgage Bond and the Driefontein Special Notarial Bond are registered at the applicable Deeds Registry within 3 (three) Months from the Effective Date.

21.21.	Security Release Mechanism

21.21.1.	The Debt Guarantor shall, upon receipt of written confirmation from the Facility Agent that the Security Release Date has occurred and a request from the Original Borrower to do so, do all such things as the Original Borrower may reasonably request to release and cancel the Debt Guarantee.

21.21.2.	Notwithstanding anything to the contrary in any Finance Document, the Finance Parties herewith irrevocably authorise the Debt Guarantor to do all such things as the Original Borrower may reasonably request to release and cancel all or any part of the Transaction Security granted in favour of the Debt Guarantor after receipt by the Debt Guarantor of the written confirmation from the Facility Agent referred to in Clause 21.21.1.

21.22.	JSE Listing

The entire issued share capital of the Original Borrower shall remain listed on the JSE for the entire Term and the Original Borrower shall comply in all material respects with the JSE Listings Requirements.

21.23.	Indemnity

The Original Borrower shall not:

21.23.1.	amend, vary or novate, nor agree to any amendment, variation or novation of the terms of the Indemnity Agreement; or

21.23.2.	waive, nor agree to any waiver of, any of its rights under the Indemnity Agreement,

without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

21.24.	Ownership

The Original Borrower shall ensure that for the duration of the Term:

21.24.1.	each Obligor is a Subsidiary of the Original Borrower; and

21.24.2.	the entire issued share capital of Shared Services Pty Ltd is owned directly, legally and beneficially by the Original Borrower; and

21.24.3.	in respect of any Subsidiary in respect of which the shares have been pledged in favour of the Debt Guarantor pursuant to a Security Document, it does not vote in favour of any resolution or take any other action which would have the effect of diluting or decreasing the percentage shareholding in the share capital of the relevant Subsidiary that have so been pledged, provided that neither the implementation of the Mineral and Petroleum Resources Development Act, 2002, (MPRDA) (including the broad-based socio-economic empowerment charter (Mining Charter), the revised Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date, nor the implementation of the Mineral and Petroleum Resources Royalty Act, 2008, substantially in its current form as at the Signature Date, shall constitute or give rise to a breach of this Clause 21.24.3, provided that (i) any failure to comply with this Clause 21.24.3 as a result of a breach of or failure to comply with the MPRDA, Mining Charter and/or the Mineral and Petroleum Resources Royalty Act, 2008 or (ii) any disposal of any shares in any Subsidiary which are the subject matter of a Security Document as part of the implementation of the MPRDA, Mining Charter and/or the Mineral and Petroleum Resources Royalty Act, 2008 referred to above shall constitute and give rise to a breach of this Clause 21.24.3.

21.25.	Debt Guarantor Undertaking

The Debt Guarantor undertakes in favour of the Original Borrower, the Facility Agent and all of the Lenders that it shall not issue any debt guarantee, other than the Debt Guarantee and the debt guarantee issued to the lenders in connection with the Existing Borrower Indebtedness on or about 22 August 2013, during the Term without the prior written consent of the Original Borrower, the Facility Agent and all of the Lenders.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 (Events of Default) (other than Clause 22.18 (Acceleration)) is an Event of Default.

22.1.	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within 5 (five) Business Days of its due date.

22.2.	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3.	Other obligations

22.3.1.	An Obligor does not comply with any provision of any Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants).

22.3.2.	No Event of Default under Clause 22.3.1 will occur if the failure to comply is capable of remedy and is remedied within 10 (ten) Business Days of the earlier of (a) the Facility Agent giving notice to remedy such failure to the Original Borrower or relevant Obligor and (b) the Original Borrower or the relevant Obligor becoming aware of the failure to comply.

22.4.	Misrepresentation

22.4.1.	Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made and same is not remedied within 10 (ten) Business Days after receipt of a notice from the Facility Agent (acting on the instructions of the Majority Lenders) requiring such remedy.

22.4.2.	Clause 22.4.1 shall not apply where the representation or statement relates to Taxes, unless the amount of such Taxes is in excess of ZAR100,000,000 (One Hundred Million Rand).

22.5.	Cross default

22.5.1.	Any Financial Indebtedness of an Obligor is not paid when due, or where there is an applicable grace period, within the originally applicable grace period.

22.5.2.	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described.

22.5.3.	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of such Obligor as a result of an event of default (however described)

22.5.4.	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness (including any indebtedness under the Orogen Bonds Guarantee) due and payable prior to its specified maturity as a result of an event of default (however described) or any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor as a result of an event of default (however described).

22.5.5.	No Event of Default shall occur under this Clause 22.5 if the aggregate amount of indebtedness falling within Clauses 22.5.1 to 22.5.3 is less than ZAR100,000,000 (One Hundred Million Rand).

22.5.6.	A demand is made under the Orogen Bond Guarantee and the amount due under the Orogen Bond Guarantee is not paid when due, or where there is an applicable grace period, within the originally applicable grace period.

22.6.	Insolvency

22.6.1.	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.6.2.	The board of directors of an Obligor adopts a resolution declaring the relevant Obligor to be Financially Distressed (as defined in the Companies Act) or the board of that Obligor has not timeously delivered the written notice required in terms of section 129(7) of the Companies Act.

22.6.3.	A moratorium is declared or takes effect in respect of any indebtedness of any member of the Group or any Obligor.

22.7.	Insolvency and business rescue proceedings

22.7.1.	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

22.7.1.1.	the suspension of payments, the commencement of business rescue proceedings (whether by any Obligor or by any other person under section 129 of the Companies Act or pursuant to an application by an “affected person” under section 131 of the Companies Act or by the court during any other proceedings in respect of any member of the Group), a moratorium of any Financial Indebtedness, liquidation, winding-up, dissolution, administration, judicial management, or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

22.7.1.2.	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

22.7.1.3.	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, judicial manager, business rescue practitioner or other similar officer in respect of any Obligor; or

22.7.1.4.	enforcement of any Encumbrance over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within 30 (thirty) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

22.7.2.	A resolution is passed by the board of directors of an Obligor, application is made or an order is applied for or granted, to authorise the entry into or implementation of any business rescue proceedings (or any similar proceedings) in respect of any Obligor or any analogous procedure or step is taken in any jurisdiction.

22.8.	Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of an attachment, sequestration, distress or execution that affects a material part of the assets or revenues of that Obligor and is not discharged within 21 (twenty-one) days, provided that neither the implementation of the Mineral and Petroleum Resources Development Act, 2002, (MPRDA) (including the broad-based socio-economic empowerment charter (Mining Charter), the revised Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date, nor the implementation of the Mineral and Petroleum Resources Royalty Act, 2008, substantially in its current form as at the Signature Date, shall constitute an attachment, sequestration, distress or execution as contemplated by this Clause 22.8, provided that any expropriation (other than an expropriation where fair compensation is received) or the operation of an attachment, sequestration, distress or execution that affects a material part of the assets or revenues of that Obligor as a result of a breach of or failure to comply with the MPRDA, Mining Charter and/or the Mineral and Petroleum Resources Royalty Act, 2008 shall constitute an attachment, sequestration, distress or execution as contemplated by this Clause 22.8.

22.9.	Failure to comply with final judgment

22.9.1.	Any Obligor fails within 5 (five) Business Days of the due date to comply with or pay any sum due from it under any final judgment or any final order (being a judgment or order which is not subject to any rescission or appeal and/or capable of being subject to any such rescission or appeal) made or given by any court of competent jurisdiction.

22.9.2.	No Event of Default will occur under this Clause 22.9, if the amount the relevant Obligor fails to pay pursuant to any final judgment, any final order or any final decision is less than ZAR100,000,000 (One Hundred Million Rand) (or its equivalent in any other currency or currencies).

22.10.	Loss of Mining Rights

Any loss of a mining right for any reason whatsoever that affects any material part of the assets or revenues of an Obligor and which is not reinstated within 20 (twenty) days.

22.11.	Unlawfulness

22.11.1.	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents (other than the Indemnity Agreement) or such obligations cease to be legal, valid, binding or enforceable obligations.

22.11.2.	It is or becomes unlawful for any party to the Indemnity Agreement to perform any of its obligations under the Indemnity Agreement or such obligations cease to be legal, valid, binding or enforceable obligations.

22.12.	Expropriation

22.12.1.	By the authority of any governmental, regulatory or other authority or other person:

22.12.1.1.	the management of any Obligor is wholly or partially replaced or the authority of any Obligor in the conduct of its business is wholly or partially curtailed; or

22.12.1.2.	all or a majority of the shares of any Obligor or a material part of the assets or revenues of any Obligor is seized, nationalised, expropriated or compulsorily acquired,

(the events in Clauses 22.12.1.1 and 22.12.1.2 hereafter referred to as an Expropriation Act),

provided that neither the implementation of the MPRDA (including the Mining Charter), the revised Mining Charter, the Code of Good Practice for the Minerals Industry and the Housing and Living Condition Standard for the Mining Industry published in accordance with the MPRDA) substantially in its current form as at the Signature Date, nor the implementation of the Mineral and Petroleum Resources Royalty Act, 2008, substantially in its current form as at the Signature Date, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 22.12 provided that any Expropriation Act as a result of a breach of or failure to comply with the MPRDA, Mining Charter and/or the Mineral and Petroleum Resources Royalty Act, 2008 shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 22.12.

22.13.	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business which it undertakes at the First Utilisation Date.

22.14.	Repudiation

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

22.15.	Litigation

22.15.1.	Any litigation, arbitration, administrative or regulatory proceedings or disputes (Litigation Proceedings) are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any Obligor or its assets which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

22.15.2.	No Event of Default will arise under this Clause 22.15 arising out of Litigation Proceedings:

22.15.2.1.	that are disclosed in the Original Financial Statements; or

22.15.2.2.	arising from the potential litigation disclosed in Schedule 12 (Litigation).

22.16.	Transaction Security

Prior to the Security Release Date:

22.16.1.	any Obligor does not comply with any provision of any Security Document to which it is a party or the Counter Indemnity Agreement and which has not been remedied within 5 (five) Business Days of the failure to comply with such provision.

22.16.2.	at any time, any of the Transaction Security, created under or evidenced by any Security Document is or becomes unlawful or is not, or ceases to be a first ranking security or to be, legal, valid, binding and enforceable or otherwise ceases to be effective; or

22.16.3.	the Driefontein Mortgage Bond and/or the Driefontein Special Notarial Bond are not registered at the applicable Deeds Registry within 3 (three) Months from the Effective Date.

22.17.	Material adverse change

Any change occurs in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Obligors or the Group taken as a whole since the date of the latest audited Financial Statements that has or is reasonably likely to have a Material Adverse Effect.

22.18.	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Original Borrower:

22.18.1.	cancel all or any part of the Total Commitments whereupon they shall immediately be cancelled;

22.18.2.	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.18.3.	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent.

23.	CHANGES TO THE LENDERS

23.1.	Cessions and delegations by the Lenders

Subject to this Clause 23, a Lender (the Existing Lender) may cede and/or delegate (a Transfer) any or all of its rights and/or obligations under this Agreement and/or under any other Finance Document to another person (a New Lender). Each Borrower and each other Obligor hereby consents to any splitting of claims which may arise as a result of a Transfer permitted by this Agreement.

23.2.	Conditions of Transfer

23.2.1.	The consent of the Obligors is not required for a Transfer by an Existing Lender to any Permitted Transferee, to an Affiliate (as defined in Schedule 13 (Permitted Transferees)) of an Existing Lender or to any other Lender or an Affiliate (as defined in Schedule 13 (Permitted Transferees)) of another Lender on written notice to the Original Borrower. The consent of the Original Borrower (on its own behalf and on behalf of the other Obligors) is required for a Transfer to any other prospective transferee, unless the assignment or transfer takes effect at a time when an Event of Default has occurred or is continuing.

23.2.2.	Where the consent of the Original Borrower to a Transfer is required in terms of Clause 23.2.1, that consent must not be unreasonably withheld or delayed. The Original Borrower will be deemed to have given its consent 10 (ten) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Original Borrower within that time. Any consent provided by the Original Borrower shall be binding on all of the other Obligors.

23.2.3.	The Original Borrower (acting reasonably) shall at any time be entitled to deliver a written notice to the Facility Agent specifying that it wishes to remove a bank or financial institution from the agreed list of Permitted Transferees, which notice shall set out reasonable grounds for the Original Borrower’s request. If the Facility Agent is satisfied (acting reasonably) that the Original Borrower has reasonable grounds for such removal, the Facility Agent shall notify the Original Borrower in writing accordingly and such bank or financial institution shall thereupon be removed from the agreed list of permitted transferees, provided that, to the extent that such bank or financial institution is already a Lender as at the date of such removal, such removal shall not obligate any Finance Party to acquire or re-acquire such bank or financial institution’s participation in any Loans.

23.2.4.	In the event an Existing Lender executes a Transfer as contemplated in Clause 23.1 above, the Existing Lender shall procure that the New Lender agrees to become bound by all the terms and conditions of the Finance Documents to which the Existing Lender is a party as a party thereto.

23.2.5.	A Transfer will only be effective if the procedure set out in Clause 23.4 (Procedure for transfer) is complied with.

23.2.6.	If:

23.2.6.1.	a Lender Transfers any of its rights or obligations under the Finance Documents; and

23.2.6.2.	as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender is only entitled to receive payment under those Clauses to the same extent as the Existing Lender would have been if the Transfer or change had not occurred. This Clause 23.2.6 shall not apply in respect of a Transfer made in the ordinary course of the primary syndication of the Facilities.

23.2.7.	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the Transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3.	Limitation of responsibility of Existing Lenders

23.3.1.	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

23.3.1.1.	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

23.3.1.2.	the financial condition of any Obligor;

23.3.1.3.	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

23.3.1.4.	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

23.3.2.	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

23.3.2.1.	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

23.3.2.2.	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

23.3.3.	Nothing in any Finance Document obliges an Existing Lender to:

23.3.3.1.	accept a re-Transfer from a New Lender of any of the rights and obligations Transferred under this Clause 23; or

23.3.3.2.	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.4.	Procedure for transfer

23.4.1.	Subject to the conditions set out in Clause 23.2 (Conditions of Transfer) a Transfer is effected in accordance with Clause 23.4.3 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to Clause 23.4.2 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

23.4.2.	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations that apply to it (if any) in relation to the transfer to such New Lender.

23.4.3.	On the Transfer Date:

23.4.3.1.	the Transfer shall take effect under the Finance Documents so that the rights and/or obligations which are the subject of the Transfer shall be ceded and delegated by the Existing Lender to the New Lender (being the Transferred Rights and Obligations);

23.4.3.2.	each of the Obligors shall perform their obligations and exercise their rights in relation to the Transferred Rights and Obligations in favour of or against the New Lender, as the case may be;

23.4.3.3.	the Facility Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations comprising the Transferred Rights and Obligations;

23.4.3.4.	the Existing Lender shall be released from further obligations to each other Lender under the Finance Documents to the extent of the Transferred Rights and Obligations; and

23.4.3.5.	the New Lender shall become a Party as a Lender.

23.5.	Copy of Transfer Certificate to Borrower

The Facility Agent shall send to the Original Borrower a copy of each Transfer Certificate executed by it in accordance with Clause 23.4.1 (Procedure for transfer) as soon as reasonably practicable after it has executed any such Transfer Certificate.

24.	CHANGES TO THE OBLIGORS

24.1.	Cessions and delegations by Obligors

No Obligor may cede any of its rights or delegate any of its obligations under the Finance Documents without the prior written consent of the Facility Agent.

24.2.	Additional Borrowers

24.2.1.	Subject to compliance with the provisions of Clauses 19.9.3 and 19.9.4, the Original Borrower may request that any of its Subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

24.2.1.1.	the Majority Lenders (acting reasonably) have consented in writing to the relevant Subsidiary becoming an Additional Borrower;

24.2.1.2.	the Additional Borrower delivers to the Facility Agent a duly completed and executed Accession Letter in its capacity as Additional Borrower;

24.2.1.3.	the Additional Borrower delivers to the Facility Agent a duly completed and executed Accession Letter in its capacity as Additional Guarantor;

24.2.1.4.	the Original Borrower confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

24.2.1.5.	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

24.2.2.	The Facility Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

24.3.	Resignation of a Borrower

24.3.1.	The Original Borrower may request that any Borrower (other than the Original Borrower) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

24.3.2.	The Facility Agent shall accept a Resignation Letter and notify the Original Borrower, any other Borrower (if applicable) and Lenders of its acceptance if:

24.3.2.1.	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case);

24.3.2.2.	the relevant Borrower has repaid (i) any Loans borrowed by it pursuant to this Agreement and (ii) any other amounts due and owing by the relevant Borrower under the Finance Documents to the Finance Parties; and

24.3.2.3.	the Majority Lenders have consented to the Original Borrower’s request.

24.4.	Additional Guarantors

24.4.1.	Subject to compliance with the provisions of Clauses 19.9.3 and 19.9.4, the Original Borrower may request that any of its Subsidiaries become an Additional Guarantor and shall ensure that any of its Subsidiaries becomes an Additional Guarantor to ensure compliance with the Coverage Test. That Subsidiary shall become an Additional Guarantor if:

24.4.1.1.	the Majority Lenders (acting reasonably) have consented in writing to the relevant Subsidiary becoming an Additional Guarantor;

24.4.1.2.	the Original Borrower delivers to the Facility Agent a duly completed and executed Accession Letter;

24.4.1.3.	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent; and

24.4.1.4.	the Original Borrower has delivered the necessary shareholder and board resolutions to the Facility Agent, authorising it to give the guarantee and indemnity set out in Clause 17 (Guarantee and Indemnity) in respect of the obligations of such Additional Guarantor.

24.4.2.	The Facility Agent shall notify the Original Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 3 (Conditions Precedent).

24.5.	Resignation of a Guarantor

24.5.1.	The Original Borrower may request that a Guarantor (other than the Original Borrower) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

24.5.2.	The Facility Agent shall accept a Resignation Letter and notify the Original Borrower and the Lenders of its acceptance if:

24.5.2.1.	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case); and

24.5.2.2.	the Majority Lenders have consented to the Original Borrower’s request.

24.6.	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.	ROLE OF THE ARRANGERS

25.1.	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers do not have any obligations of any kind to any other Party under or in connection with any Finance Document.

25.2.	No fiduciary duties

25.2.1.	Nothing in this Agreement constitutes the Facility Agent or the Arrangers as a trustee or fiduciary of any other person.

25.2.2.	None of the Facility Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.3.	Business with the Group

The Facility Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

26.1.	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.2.	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.3.	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1.	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

27.1.1.	the Recovering Finance Party shall, within 3 (three) Business Days, notify details of the receipt or recovery, to the Facility Agent;

27.1.2.	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

27.1.3.	the Recovering Finance Party shall, within 3 (three) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2.	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 28.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3.	Recovering Finance Party’s rights

27.3.1.	On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.3.2.	If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 27.3.1 above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4.	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

27.4.1.	each Sharing Finance Party shall, upon notification of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

27.4.2.	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5.	Exceptions

27.5.1.	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

27.5.2.	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

27.5.2.1.	it notified that other Finance Party of the legal or arbitration proceedings; and

27.5.2.2.	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

28.	PAYMENT MECHANICS

28.1.	Payments to the Facility Agent

28.1.1.	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) in ZAR for value by no later than 11.00 am (Johannesburg time) on the due date and in such funds specified by the Facility Agent by way of a funds flow schedule or otherwise.

28.1.2.	Payment shall be made to such account in South Africa with such bank as the Facility Agent specifies.

28.2.	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement, to such account with a bank in South Africa as that Party may notify to the Facility Agent in writing by not less than 5 (five) Business Days’ notice.

28.3.	Distributions to an Obligor

The Facility Agent shall (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied

28.4.	Clawback

28.4.1.	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

28.4.2.	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

28.5.	Partial payments

28.5.1.	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

28.5.1.1.	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

28.5.1.2.	secondly, in or towards payment pro rata of any accrued interest, fees, Breakage Costs or commission due but unpaid under this Agreement;

28.5.1.3.	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

28.5.1.4.	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

28.5.2.	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 28.5.1.1 to 28.5.1.4 above.

28.5.3.	Clauses 28.5.1 and 28.5.2 above will override any appropriation made by an Obligor.

28.6.	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7.	Business Days

28.7.1.	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). In the event that the day for performance of any obligation to be performed in terms of any Finance Document should fall on a day which is not a Business Day, the relevant day for performance shall be the succeeding Business Day.

28.7.2.	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8.	Currency of account

28.8.1.	Subject to Clauses 28.8.2 and 28.8.3, ZAR is the currency of account and payment for any sum due from an Obligor under any Finance Document.

28.8.2.	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

28.8.3.	Any amount expressed to be payable in a currency other than ZAR shall be paid in that other currency.

28.9.	Disruption to Payment Systems etc.

If the Facility Agent is notified by the Original Borrower that a Disruption Event has occurred:

28.9.1.	the Facility Agent may, and shall if requested to do so by the Original Borrower, consult with the Original Borrower with a view to agreeing with the Original Borrower such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

28.9.2.	the Facility Agent shall not be obliged to consult with the Original Borrower in relation to any changes mentioned in Clause 28.9.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

28.9.3.	the Facility Agent shall consult with the Finance Parties in relation to any changes mentioned in Clause 28.9.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

28.9.4.	any such changes agreed upon by the Facility Agent (acting on the instruction of the Majority Lenders) and the Original Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of the Intercreditor Agreement;

28.9.5.	the Facility Agent shall not be liable for any damages, costs or losses whatsoever arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.9; and

28.9.6.	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 28.9.4.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1.	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2.	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

30.2.1.	in the case of the Original Borrower:

Libanon Business Park
1 Hospital Road (Off Cedar Ave)
Libanon
Westonaria
1779
Attention:	Mr Charl Keyter
Fax No:	(011) 278 9863
E-mail:	charl.keyter@sibanyegold.co.za

30.2.2.	in the case of Nedbank Limited (acting through its Nedbank Capital division) in its capacity as an Original Lender, a Mandated Lead Arranger and the Facility Agent:

3rd floor
F Block
Nedbank 135 Rivonia Campus
135 Rivonia Road
Sandown
2196
Attention:	Head of Transaction Management
Fax No:	(011) 295 1763
E-mail:	specfinproman@nedbank.co.za

30.2.3.	in the case of Nedbank Limited (acting through its Nedbank Corporate division) in its capacity as an Original Lender and a Mandated Lead Arranger:

6th floor
I Block
Nedbank 135 Rivonia Campus
135 Rivonia Road
Sandown
2196
Attention:	Head: Corporate Banking Credit Risk
Fax No:	(011) 294 1333
E-mail:	HeadCBCreditRisk@nedbank.co.za

30.2.4.	in the case of FirstRand Bank Limited (acting through its Rand Merchant Bank division) in its capacity as an Original Lender and Mandated Lead Arranger:

14th Floor
1 Merchant Place
Corner Fredman Drive and Rivonia Road
Sandton
2196
Attention:	Mamfaladi Tlhoaele
Fax No:	(011) 282 4056
E-mail:	mamfaladi.tlhoaele@rmb.co.za; and
heather.blackstock@rmb.co.za

30.2.5.	in the case of Bank of China Limited Johannesburg Branch (in its capacity as Original Lender and Mandated Lead Arranger):

Alice Lane Towers
14 – 16th Floors
15 Alice Lane
Sandton 2146

Attention:	Annatjie Kruger/ Sukayna Kok
Fax No:	+27 11 520 9685 / +27 11 520 9615
E-mail:	credit@boc.co.za

30.2.6.	in the case of Absa Bank Limited (acting through its Absa Capital division) in its capacity as an Original Lender and a Co-Arranger:

15 Alice Lane
Sandton
2196
Attention:	Legal – Documentation and Governance Services
Refer:	Arlene Roelofse
Fax No:	(011) 895 7847
E-mail:	Arlene.Roelofse@absacapital.com

30.2.7.	in the case of The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division) in its capacity as an Original Lender and a Co-Arranger:

3rd Floor East
30 Baker Street
Rosebank
2196
Attention:	PMG Manager, Mining and Metals
Fax No:	(086) 587 6769
E-mail:	Lizelle.vanderMerwe@standardbank.co.za
Ziyaad.Sarang@standardbank.co.za; and
Carrie-Ann.Barr@standardbank.co.za

30.2.8.	in the case of JPMorgan Chase Bank, N.A., Johannesburg Branch in its capacity as an Original Lender and Co-Arranger:

1 Fricker Road
Illovo
Johannesburg
2196
Attention:	Frank Vein, Global Corporate Bank
Fax No:	(011) 507-0524
E-mail:	frank.l.vein@jpmorgan.com

30.2.9.	in the case of Investec Bank Limited (acting through its Corporate and Institutional Banking Division) (in its capacity as Original Lender and Co-Arranger):

100 Grayston Drive
Sandown
Sandton
2196

Attention:	Head of Resource Finance
Fax No:	(011) 286 7200
E-mail:	peter.ford@investec.co.za
anton.vandalsen@investec.co.za

30.2.10.	in the case of the Debt Guarantor:

3rd Floor
200 on Main
Cnr Main and Bowwood Roads
Claremont
7708

Attention:	Managing Director
Fax No:	086 673 3490

30.2.11.	and in the case of any other Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than 5 (five) Business Days’ notice.

30.3.	Domicilia

30.3.1.	Each of the Parties chooses its physical address provided under or in connection with Clause 30.2 (Addresses) as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement or any other Finance Document may be served.

30.3.2.	Any Party may by written notice to the other Parties change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa, provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Parties pursuant to Clause 30.4 (Delivery).

30.4.	Delivery

30.4.1.	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will:

30.4.1.1.	if by way of fax, be deemed to have been received on the first Business Day following the date of transmission provided that the fax is received in legible form;

30.4.1.2.	if delivered by hand, be deemed to have been received at the time of delivery; and

30.4.1.3.	if by way of courier service, be deemed to have been received on the seventh Business Day following the date of such sending,

and provided, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if such communication or document is addressed to that department or officer, unless the contrary is proved.

30.4.2.	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

30.4.3.	All notices from or to an Obligor shall be sent through the Facility Agent.

30.4.4.	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.5.	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.6.	Electronic communication

30.6.1.	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

30.6.1.1.	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

30.6.1.2.	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

30.6.1.3.	notify each other of any change to their address or any other such information supplied by them.

30.6.2.	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

30.7.	English language

Any notice or other document given under or in connection with any Finance Document must be in English.

31.	CALCULATIONS AND CERTIFICATES

31.1.	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2.	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

31.3.	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (irrespective of whether the year in question is a leap year).

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid, unenforceable or inoperable in any respect under any law of any jurisdiction, neither the legality, validity, enforceability or operation of the remaining provisions nor the legality, validity, enforceability or operation of such provision under the law of any other jurisdiction will in any way be affected or impaired. The term inoperable in this Clause 32 shall include, without limitation, inoperable by way of suspension or cancellation.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1.	Subject to the provisions of the Intercreditor Agreement which require the consent of all Lenders to an amendment to the Finance Documents, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

34.2.	The Facility Agent may effect and execute, on behalf of any Finance Party, any amendment or waiver permitted by this Clause and the Intercreditor Agreement.

34.3.	No amendment or waiver contemplated by this Clause 34 shall be of any force or effect unless in writing and signed by or on behalf of the relevant Parties.

34.4.	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Facility Agent or, as the case may be, that Arranger.

35.	CONFIDENTIALITY

35.1.	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2.	Disclosure of Confidential Information

Any Finance Party may disclose:

35.2.1.	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 35.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

35.2.2.	to any other person:

35.2.2.1.	to (or through) whom it Transfers (or may potentially Transfer) all or any of its rights and obligations under this Agreement and to any of that person’s Affiliates, Representatives and professional advisers;

35.2.2.2.	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation or other credit participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

35.2.2.3.	appointed by any Finance Party or by a person to whom Clause 35.2.2.1 or Clause 35.2.2.2 applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

35.2.2.4.	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 35.2.2.1 or Clause 35.2.2.2;

35.2.2.5.	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

35.2.2.6.	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

35.2.2.7.	who is a Party; or

35.2.2.8.	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

35.2.2.9.	in relation to Clauses 35.2.2.1, 35.2.2.2 and 35.2.2.3, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

35.2.2.10.	in relation to Clause 35.2.2.4, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

35.2.2.11.	in relation to Clauses 35.2.2.5, 35.2.2.6 and 35.2.2.7, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

35.2.3.	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

35.3.	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.4.	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.5.	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

35.5.1.	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 35.2.2.5 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

35.5.2.	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.6.	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 (twelve) months from the earlier of:

35.6.1.	the Discharge Date; and

35.6.2.	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	FINANCE PARTY RIGHTS

Clauses 25 (Role of the Arrangers) to Clause 27 (Sharing among the Finance Parties) are for the benefit of the Finance Parties only. No Obligor shall be entitled to any rights or benefits under the relevant Clauses.

37.	RENUNCIATION OF BENEFITS

Each Obligor renounces, to the extent permitted under applicable law, the benefits of each of the legal exceptions of excussion, division, revision of accounts, no value received, errore calculi, non causa debiti, non numeratae pecuniae and cession of actions, and declares that it understands the meaning of each such legal exception and the effect of such renunciation.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally waives any right it may have to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

40.	SOLE AGREEMENT

The Finance Documents constitute the sole record of the agreement between the Parties in regard to the subject matter thereof.

41.	NO IMPLIED TERMS

No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in any Finance Document in regard to the subject matter thereof.

42.	EXTENSIONS AND WAIVERS

No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from any Finance Document and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from any Finance Document or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term of any Finance Document.

43.	INDEPENDENT ADVICE

Each Obligor acknowledges that it has been free to secure independent legal and other advice as to the nature and effect of all of the provisions of the Finance Documents and that it has either taken such independent legal and other advice or dispensed with the necessity of doing so. Further, each of the Obligors acknowledges that all of the provisions of each Finance Document and the restrictions therein contained are part of the overall intention of the Parties in connection with the Finance Documents.

44.	GOVERNING LAW AND JURISDICTION

44.1.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by South African law.

44.2.	Jurisdiction

44.2.1.	The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg, South Africa (or any successor to that division) in regard to all matters arising from the Finance Documents (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

44.2.2.	The Parties agree that the courts of South Africa are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

44.2.3.	This Clause 44.2 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

SCHEDULE 1

THE ORIGINAL LENDERS

Part I: The Original Facility A Lenders

Absa Bank Limited (acting through its Absa Capital division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1986/004794/06

Bank of China Limited Johannesburg Branch	An external company and registered bank duly incorporated in accordance with the laws of South Africa, with registration number 2000/008434/10

FirstRand Bank Limited (acting through its Rand Merchant Bank division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1929/001225/06

Investec Bank Limited (acting through its Corporate and Institutional Banking Division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1969/004763/06

JPMorgan Chase Bank, N.A., Johannesburg Branch	An external company and registered bank duly incorporated in accordance with the laws of South Africa, with registration number 2001/016069/10

Nedbank Limited (acting through its Nedbank Capital and Nedbank Corporate divisions)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1951/000009/06

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1962/000738/06

Part II: The Original Facility B Lenders

Bank of China Limited Johannesburg Branch	An external company and registered bank duly incorporated in accordance with the laws of South Africa, with registration number 2000/008434/10

FirstRand Bank Limited (acting through its Rand Merchant Bank division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1929/001225/06

Investec Bank Limited (acting through its Corporate and Institutional Banking Division)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1969/004763/06

JPMorgan Chase Bank, N.A., Johannesburg Branch	An external company and registered bank duly incorporated in accordance with the laws of South Africa, with registration number 2001/016069/10

Nedbank Limited (acting through its Nedbank Capital and Nedbank Corporate divisions)	A public company and registered bank duly incorporated under the laws of South Africa, with registration number 1951/000009/06

SCHEDULE 2

THE ORIGINAL COMMITMENTS

Original Lenders	Facility A		Facility B
	Commitments		Commitments
Absa Bank Limited (acting through its Absa Capital division)	ZAR	285,000,000		—

Bank of China Limited Johannesburg Branch	ZAR	430,000,000	ZAR	750,000,000

FirstRand Bank Limited (acting through its Rand Merchant Bank division)	ZAR	285,000,000	ZAR	500,000,000

Investec Bank Limited (acting through its Corporate and Institutional Banking Division)	ZAR	142,500,000	ZAR	250,000,000

JPMorgan Chase Bank, N.A., Johannesburg Branch	ZAR	142,500,000	ZAR	250,000,000

Nedbank Limited (acting through its Nedbank Capital and Nedbank Corporate divisions)	ZAR	430,000,000	ZAR	750,000,000

The Standard Bank of South Africa Limited (acting through its Corporate and Investment Banking division)	ZAR	285,000,000		—

Total	ZAR	2,000,000,000	ZAR	2,500,000,000

SCHEDULE 3

CONDITIONS PRECEDENT

Part I : Initial Conditions Precedent

1.	Original Borrower

1.1	A copy of the constitutional documents of the Original Borrower.

1.2	A copy of a resolution of the board of directors of the Original Borrower:

1.2.1	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

1.2.2	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

1.2.3	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant and without limitation, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in Clause 1.2 above.

1.4	To the extent required by the Companies Act or other applicable law, and with reference to the constitutional documents of the Original Borrower, a copy of a resolution duly passed by the holders of the issued shares of the Original Borrower, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Borrower is a party, or to the extent not required, a legal opinion evidencing that it is not required.

1.5	A certificate from the Original Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.6	A certificate of an authorised signatory of the Original Borrower certifying that each copy document relating to it specified in this Part I of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the Signature Date.

1.7	A certificate signed by a director of the Original Borrower certifying in writing that business rescue proceedings have not commenced in respect of the Original Borrower or Shared Services Pty Ltd.

1.8	A certificate signed by a director of the Original Borrower certifying in writing that no Material Adverse Effect has occurred between the Signature Date and Effective Date.

2.	Finance Documents

Duly executed originals of the following documents:

2.1	this Agreement;

2.2	the Debt Guarantee;

2.3	the Intercreditor Agreement;

2.4	the Consent Letter;

2.5	all Fee Letters; and

2.6	the Addendum to the Cession and Pledge.

3.	Legal opinions

3.1	A legal opinion of Bowman Gilfillan Inc., legal advisers to the Finance Parties in South Africa, dealing with the legality and enforceability of the Finance Documents, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.2	A legal opinion of Baker McKenzie, legal advisers to the Original Borrower in South Africa, dealing with the capacity and authority of the Original Borrower to enter into the Finance Documents, which opinion will include, but will not be limited to, confirmation that the limit on the Original Borrower’s powers will not be exceeded as a result of the borrowings or indemnities contemplated by the Finance Documents, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.3	A legal opinion of Linklaters confirming that the granting of the Transaction Security does not breach and is not in conflict with the provisions of clause 2 (Negative Pledge) of the terms and conditions of the Orogen Bonds.

4.	Other documents and evidence

4.1	A copy of the Original Financial Statements.

4.2	A copy of the Franca-Nevada Loan Agreement and all Encumbrances and guarantees given by any member of the Group in connection therewith.

4.3	The Facility Agent has received a copy of an irrevocable notice of prepayment of the Facility Outstandings (as defined in the Existing Borrower Facility Agreement) and each lender under the Existing Borrower Indebtedness has irrevocably waived any notice period or other administrative requirement or notice period relating to the prepayment of the Facility Outstandings (as defined in the Existing Borrower Facility Agreement) owing to it.

4.4	The Facility Agent has confirmed that it has received an amount equal to ZAR500,000,000 (Five Hundred Million Rand) from the Original Borrower, together with an irrevocable payment instruction to apply such amount to repayment of the Existing Borrower Indebtedness on the First Utilisation Date.

4.5	A copy of any other Authorisation, consent or other document, opinion or assurance which the Facility Agent considers to be necessary (if it has notified the Original Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.6	Evidence that the fees, costs and expenses then due from the Original Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the date of the First Utilisation Date.

4.7	Such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any other Finance Party) in order for the Facility Agent and each other Finance Party to carry out and be satisfied it has complied with all necessary “know your customer” or similar identification procedures under applicable laws and regulations (including the Financial Intelligence Centre Act, 2001) pursuant to the transactions contemplated in the Finance Documents.

4.8	A list specifying all immovable property owned by the Original Borrower on which the Driefontein mining operations are being conducted in form and substance satisfactory to the Facility Agent.

Part II: Conditions Precedent Required to be Delivered by an Additional Obligor

1.	An Accession Letter duly executed by the Additional Obligor and the Original Borrower.

2.	A copy of the Constitutional Documents of the Additional Obligor.

3.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor:

3.1	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute and perform the Accession Letter and any other Finance Document to which it is a party;

3.2	if the Additional Obligor is incorporated in South Africa, complying with the requirements of section 45(3)(b), section 45(4) and section 46 of the Companies Act;

3.3	authorising a specified person or persons to execute the Accession Letter and the other Finance Documents on its behalf;

3.4	authorising a specified person or persons, on its behalf, to sign and/or despatch the Accession Letter and all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents; and

3.5	authorising the Original Borrower to act as its agent in connection with the Finance Documents.

4.	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Additional Obligor comply with the requirements of section 45(3)(b) and section 45(4) of the Companies Act.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	If required by applicable law or by the Constitutional Documents of the Additional Obligor, a copy of a resolution passed by the requisite majority of the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

7.	If the Additional Obligor is incorporated in South Africa, a copy of a special resolution of the shareholders of the Additional Obligor approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by the Additional Obligor pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

8.	A copy of a special resolution of the shareholders of the Original Borrower approving, in accordance with section 45(3)(a)(ii) of the Companies Act, any financial assistance to be granted by the Original Borrower pursuant to section 45(2) of the Companies Act under the Finance Documents to which it is a party.

9.	A certificate of the Additional Obligor, (signed by a director) confirming that borrowing or guaranteeing the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

10.	A certificate of an authorised signatory of the Additional Obligor, certifying that each copy document listed in this Part II of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

11.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

12.	If available, the latest audited financial statements of the Additional Obligor.

13.	The following legal opinions, each addressed to the Facility Agent and the Lenders:

13.1	a legal opinion of legal advisers to the Facility Agent and the Lenders in South Africa, as to South African law in the form distributed to the Lenders prior to signing the Accession Letter;

13.2	a legal opinion of the legal advisers to the Obligors, as to South African law in the form distributed to the Lenders prior to signing the Accession Letter; and

13.3	if the Additional Obligor is incorporated in a jurisdiction other than South Africa, a legal opinion of the legal advisors to the Facility Agent and the Lenders or legal advisers to the Obligors (as agreed between the Facility Agent and the Original Borrower) in the jurisdiction of its incorporation in the form distributed to the Lenders prior to signing the Accession Letter.

SCHEDULE 4

TRANSACTION SECURITY

The following security has been granted or shall be granted in favour of the Debt Guarantor by the Original Borrower:

1.	A cession and pledge in securitatem debiti by the Original Borrower in respect of all of the shares in the issued share capital of Shared Services Pty Ltd and all current and future claims the Original Borrower may have against Shared Services Pty Ltd by virtue of its shareholding in Shared Services Pty Ltd, whether in the form of shareholder loans or otherwise and the benefit of any security interest for the time being held by the Original Borrower in respect of such claims.

2.	A cession in securitatem debiti by the Original Borrower in respect of:

2.1	all claims of any nature whatsoever and howsoever arising which the Original Borrower has or may have in respect of any indebtedness against any debtor of the Original Borrower from time to time, whether or not such claims are manifested or evidenced by any written document or acknowledgement, and all rights of action arising thereunder together with all other rights, benefits, income, proceeds and powers attaching or accruing to the Original Borrower in respect thereof or flowing therefrom, including all security interests of whatsoever nature currently held or to be held in future by the Original Borrower in respect of any such claims;

2.2	certain Insurance Policies (held by it);

2.3	the proceeds payable to the Original Borrower under any relevant Insurance Policies from time to time; and

2.4	any and all bank accounts maintained by the Original Borrower from time to time, including the amounts standing to the credit of any bank accounts from time to time; and

2.5	the following material contracts:

2.5.1	a refining agreement with Rand Refinery Proprietary Limited;

2.5.2	a guarantee fee agreement with Gold Fields Orogen Holding (BVI) and others; and

2.5.3	the Indemnity Agreement.

3.	A General Notarial Bond by the Original Borrower in favour of the Debt Guarantor over all of its movable assets securing a principal sum equal to ZAR10,000,000,000 plus an additional amount equal to ZAR1,200,000,000.

4.	A first ranking special Notarial Bond by the Original Borrower in favour of the Debt Guarantor over the metallurgical gold plants (including crushing circuit) and substantially all of the headgear of the Driefontein mining operation securing a principal sum equal to ZAR10,000,000,000 plus an additional amount equal to ZAR1,200,000,000.

5.	A first ranking Mortgage Bond by the Original Borrower in favour of the Debt Guarantor over the Agreed Immovable Properties securing a principal sum equal to ZAR10,000,000,000 plus an additional amount equal to ZAR1,200,000,000.

SCHEDULE 5

FORM OF UTILISATION REQUEST

From:		[Borrower]

To:		[Facility Agent]

Dated:	[—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	[—]

Proposed Utilisation Date:	(or, if that is not a Business Day, the next Business Day)

Facility to be utilized:	[Facility A]/[Facility B]

Amount:	ZAR[—] or, if less, the Available Facility

Interest Period:	[—]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to the following bank accounts:

[insert].

5.	This Utilisation Request is a Finance Document.

6.	This Utilisation Request is irrevocable.

For and on behalf of
Sibanye Gold Limited

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 6

FORM OF CONFIDENTIALITY UNDERTAKING

To:	[Insert name of Potential Purchaser/Purchaser’s agent/broker.]

Re:	The Agreement:
Borrower:
Date:
Amount:
Agent:

Date: [—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

We understand that you are considering [acquiring]1/[arranging the acquisition of]2 an interest in the Facilities (the Acquisition). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph [2.2 or]3 2.3 below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

2.1	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

[1]	Delete if addressee is acting as broker or agent.
[2]	Delete if addressee is acting as principal.
[3]	Delete as applicable.

2.2	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter.]

2.3	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

2.4	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2.4 or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so requested in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2.4 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to the Agreement or (b) 12 (twelve) Months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2.1 above) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation, Consequences of Breach, etc

You acknowledge and agree that:

6.1	neither we [nor our principal][4] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

6.2	we [or our principal][5] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Sole Agreement, No Implied Terms, No Variation, Extensions and Waivers

7.1	This letter constitutes the sole record of the agreement between us and you (each, a Party, and collectively the Parties) in regard to the subject matter hereof.

7.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded in this letter.

7.3	No addition to, variation or consensual cancellation of this letter and no extension of time, waiver or relaxation or suspension of any of the provisions or terms hereof shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

7.4	No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this letter and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this letter or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

[4]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.
[5]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal]6 the Borrower and each other member of the Group.

10.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgment of its terms) shall be governed by and construed in accordance with the laws of South Africa and the parties submit to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg, South Africa (or any successor to that Division) in regard to all matters arising from this letter.

11.	Definitions

In this letter, terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

11.1	Borrower shall bear the meaning defined in the Agreement;

11.2	Confidential Information means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

11.3	Group shall bear the meaning defined in the Agreement;

11.4	Permitted Purpose means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of][7] considering and evaluating whether to enter into the Acquisition; and

11.5	Purchaser Group means you, and each of your affiliates.

[6]	Delete if letter is sent out by the Seller rather than the Seller’s broker or agent.
[7]	Delete if addressee is acting as principal.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller/Seller’s agent/broker]

To:	[Seller]
[Seller’s agent/broker]
The Original Borrower and each other member of the Group

We acknowledge and agree to the above.

For and on behalf of
[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 7

FORM OF TRANSFER CERTIFICATE

To:	[—] as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [the new Lender] (the New Lender)

Dated:	[—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.4 (Procedure for transfer):

2.1	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by cession and delegation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.4 (Procedure for transfer).

2.2	The proposed Transfer Date is [—].

2.3	The office and address through which the New Lender will perform its obligations, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 23.3.3.

4.	The New Lender agrees that it shall assume the same obligations towards each other Finance Party under the Finance Documents (including the Intercreditor Agreement) as if it had been an original party to the relevant Finance Document.

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, South African law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Office, address, fax number and attention details for notices and account details for payments]

For and on behalf of	For and on behalf of
[Existing Lender]	[New Lender]

Name:	Name:
Capacity:	Capacity:
Who warrants his authority hereto	Who warrants his authority hereto

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [—].

For and on behalf of
[—] as Facility Agent

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 8

FORM OF ACCESSION LETTER

To:	[—] as Facility Agent

From:	[Subsidiary] and Sibanye Gold Limited

Dated:	[—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an [Additional Borrower]/[Additional Guarantor] and to be bound by the terms of the Agreement and the Counter Indemnity Agreement as a[n Additional Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)/ 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with South African law.

For and on behalf of	For and on behalf of
[Subsidiary]	Sibanye Gold Limited

Name:	Name:
Capacity:	Capacity:
Who warrants his authority hereto	Who warrants his authority hereto

Accepted on this the      day of          20

For and on behalf of
[—] as Facility Agent

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 9

FORM OF RESIGNATION LETTER

To:	[—] as Facility Agent

From:	[resigning Obligor] and [Original Borrower]

Dated:	[—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause [24.3 (Resignation of a Borrower)/24.4 (Resignation of a Guarantor)], we request that [resigning Borrower/resigning Guarantor] be released from its obligations as a [Borrower/Guarantor] under the Agreement.

3.	We confirm that:

3.1	no Default is continuing or would result from the acceptance of this request; and

3.2	[—].¬

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, South African law.

¬	Insert any other conditions required by the Facility Agreement.

For and on behalf of	For and on behalf of
[resigning Obligor]	Sibanye Gold Limited

Name:	Name:
Capacity:	Capacity:
Who warrants his authority hereto	Who warrants his authority hereto

Accepted on this the      day of          20

For and on behalf of
[—] as Facility Agent

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 10

FORM OF COMPLIANCE CERTIFICATE

To:	[—] as Facility Agent

From:	Sibanye Gold Limited

Dated:	[—]

Dear Sirs

Sibanye Gold Limited – Term and Revolving Credit Facilities Agreement dated [—] 2013 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]

For and on behalf of	For and on behalf of
Sibanye Gold Limited	Sibanye Gold Limited

Name:	Name:
Capacity:	Capacity:
Who warrants his authority hereto	Who warrants his authority hereto

[insert applicable certification language]

for and on behalf of

[name of auditors of the Original Borrower]

SCHEDULE 11

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	11:00 on U – 3

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	12:00 on U – 3

JIBAR is fixed	Quotation Day 11.00 am.

“U”	=	the date of the proposed Utilisation.

“U – X”	=	X Business Days prior to the date of utilisation.

SCHEDULE 12

LITIGATION

SILICOSIS LITIGATION

On 21 August 2012, a court application was served on a group of respondents that included Sibanye Gold Ltd (the “August Respondents”). On 21 December 2012, a further court application was issued and was formally served on a number of respondents, including Sibanye Gold Ltd, (the “December Respondents” and, together with the August Respondents, the “Respondents”) on 10 January 2013, on behalf of classes of mine workers, former mine workers and their dependants who were previously employed by, or who are currently employed by, amongst others, Sibanye Gold Ltd and who allegedly contracted silicosis and/or other occupational lung diseases (the “Classes”). The court application of 21 August 2012 and the court application of 21 December 2012 are together referred to below as the “Applications”.

These Applications request that the court certify a class action to be instituted by the applicants on behalf of the Classes. The Applications are the first and preliminary steps in a process where, if the court were to certify the class action, the applicants may, in a second stage, bring an action wherein they will attempt to hold the Respondents liable for silicosis and other occupational lung diseases and resultant consequences. In the second stage, the Applications contemplate addressing what the applicants describe as common legal and factual issues regarding the claim arising from the allegations of the entire Classes. If the applicants are successful in the second stage, they envisage that individual members of the Classes could later submit individual claims for damages against the respective Respondents. The Applications do not identify the number of claims that may be instituted against the Respondents or the quantum of damages the applicants may seek.

With respect to the Applications, Sibanye Gold Ltd has filed a notice of its intention to oppose the Applications and has instructed its attorneys to defend the claims. Sibanye Gold Ltd and its attorneys are engaging with the applicants’ attorneys in both Applications to try to establish a court-sanctioned process to agree the timelines, (including the date by which Sibanye Gold Ltd must file its papers opposing the Applications) and the possible consolidation of the separate applications. At this stage, Sibanye Gold Ltd cannot quantify its potential liability from these actions.

ACID MINE DRAINING LITIGATION

The Group has identified a risk of potential long-term Acid Mine Drainage (“AMD”), on certain of its operations. AMD relates to the acidification and contamination of naturally occurring water resources by pyrite-bearing ore contained in underground mines and in rock dumps, tailings dams and pits on the surface. The Group has not been able to reliably determine the financial impact that AMD might have on the Group, however, the Group has adopted a proactive approach by initiating projects such as Sibanye Amanzi Project (previously known as Liquid Gold) (long-term water management strategy), and the identification of mine rehabilitation to focus on AMD risk management. The Group also conducts acid base accounting to obtain a more detailed understanding of where the key potential AMD risks are located at identified operations, thereby better informing appropriate long-term mitigation strategies.

SCHEDULE 13

LIST OF PERMITTED TRANSFEREES

1.	Local Banks

Absa Bank Limited

FirstRand Bank Limited

Investec Bank Limited

Nedbank Limited

The Standard Bank of South Africa Limited

2.	Foreign Banks

Bank of America Merrill Lynch

Bank of China

Barclays Bank plc

BNP Paribas S.A.

China Construction Bank

China Development Bank

Citibank, N.A.

Credit Suisse Group

Deutsche Bank Group AG

Goldman Sachs International

HSBC Bank PLC

Industrial and Commercial Bank of China

JPMorgan Chase Bank, N.A.

Standard Chartered Bank

Sumitomo Mitsui Banking Corporation

The Bank of Tokyo Mitsubishi UFJ, Ltd

The Royal Bank of Scotland N.V.

3.	Financial Institutions

Absa Asset Managers

Ashburton Fund Managers Proprietary Limited

Development Bank of Southern Africa Limited

Futuregrowth Asset Managers

Futuregrowth Limited

Industrial Development Corporation Limited

iNguza Investments (RF) Limited

Investec Asset Management

Liberty Group Limited

MMI Holdings Limited

Old Mutual Life Assurance Company (South Africa) Limited

Old Mutual Investment Group (South Africa) Proprietary Limited

Old Mutual Specialised Finance Proprietary Limited

Public Investment Corporation Limited

Sanlam Capital Markets Limited

Sanlam Life Insurance Limited

Stanlib

4.	Affiliates

Any Affiliates, Subsidiaries or Holding Companies of, or any bona fide and established trust or fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets managed by, any of the banks or financial institutions listed in this Schedule 13 that are not hedge funds.

SIBANYE GOLD LIMITED

TERM AND REVOLVING CREDIT FACILITIES AGREEMENT

- SIGNATURE PAGES -

SIGNED at WASHINGTON on this the 10th day of December 2013.

For and on behalf of SIBANYE GOLD LIMITED (as Original Borrower)

/s/ Charl Keyter
Signatory: Charl Keyter Capacity: CFO Who warrants his authority hereto

SIGNED at Johannesburg on this the 10 day of December 2013.

For and on behalf of BANK OF CHINA LIMITED JOHANNESBURG BRANCH (as Original Lender and Mandated Lead Arranger)

/s/ Feng Li
Signatory: Feng Li
Capacity: Executive Vice President
Who warrants his authority hereto

SIGNED at Sandton on this the 10th day of December 2013.

For and on behalf of FIRSTRAND BANK LIMITED (acting through its RAND MERCHANT BANK division) (as Original Lender and Mandated Lead Arrangers)

/s/ N H Deist
Signatory: N H Deist Capacity: Authorised Signatory Who warrants his authority hereto

/s/ M Mofokeng
Signatory: M Mofokeng Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at Sandton on this the 10th day of December 2013.

For and on behalf of NEDBANK LIMITED (acting through its Nedbank Capital division) (as Facility Agent, Original Lender and Mandated Lead Arranger)

/s/ FP Jansen Van Rensburg
Signatory: FP Jansen Van Rensburg Capacity: Authorised Signatory Who warrants his authority hereto

/s/ N J Singh
Signatory: N J Singh Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at SANDTON on this the 10 day of December 2013.

For and on behalf of NEDBANK LIMITED (acting through its Nedbank Corporate division) (as Original Lender and Mandated Lead Arranger)

/s/ A Patel
Signatory: A Patel Capacity: Authorised Signatory Who warrants his authority hereto

/s/ C Botha
Signatory: C Botha Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at SANDTON on this the 10th day of DECEMBER 2013.

For and on behalf ABSA BANK LIMITED (acting through its ABSA CAPITAL division) (as Original Lender and Co-Arranger)

/s/ A Chetty
Signatory: A Chetty Capacity: Authorised Signatory Who warrants his authority hereto

/s/ G Berkenbosch
Signatory: G Berkenbosch Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at Johannesburg on this the 10th day of December 2013.

For and on behalf of INVESTEC BANK LIMITED (acting through its Corporate and Institutional Banking Division) (as Original Lender and Co-Arranger)

/s/ A Van Dalsen
Signatory: A Van Dalsen Capacity: Authorised Signatory Who warrants his authority hereto

/s/ Peter Ford
Signatory: Peter Ford Capacity: Authorised Signatory Who warrants his authority hereto

SIGNED at Johannesburg on this the 10th day of December 2013.

For and on behalf of JPMORGAN CHASE BANK, N.A., JOHANNESBURG BRANCH (as Original Lender and Co-Arranger)

/s/ M Hussey
Signatory: M Hussey Capacity: Managing Director Who warrants his authority hereto

SIGNED at ROSEBANK on this the 10th day of December 2013.

For and on behalf of THE STANDARD BANK OF SOUTH AFRICA LIMITED (acting through its CORPORATE AND INVESTMENT BANKING division)
(as Original Lender and Co-Arranger)

/s/ Ziyaad Sarang
Signatory: Ziyaad Sarang Capacity: Executive VP, Investment Banking Who warrants his authority hereto

SIGNED at Cape Town on this the 10Th day of December 2013.

For and on behalf of OPICONSIVIA TRADING 305 (RF) PROPRIETARY LIMITED (as Debt Guarantor)

/s/ T Ross-Gillespie
Signatory: T Ross-Gillespie
Capacity: Director
Who warrants his authority hereto